Exhibit 10.1

Execution Version

Certain portions of this document have been omitted pursuant to Items 601(b)(10)(vi) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. A copy of any omitted portion will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

CREDIT AGREEMENT

dated as of February 12, 2024

among

ANDALUSIAN CREDIT COMPANY, LLC,

as the Company,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

CIBC BANK USA,

as Administrative Agent

CIBC BANK USA,

as Arranger

Page

SECTION 1	DEFINITIONS	1

1.1	Definitions	1
1.2	Other Interpretive Provisions	20
1.3	Reports	21
1.4	Accounting Terms; Changes in GAAP	21
1.5	Divisions	22

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES	22

2.1	Commitments	22
2.2	Loan Procedures	22
2.3	Letter of Credit Procedures	24
2.4	Commitments Several	26
2.5	Certain Conditions	26
2.6	Defaulting Lenders	26

SECTION 3	EVIDENCING OF LOANS	27

3.1	Notes	27
3.2	Recordkeeping	27

SECTION 4	INTEREST	28

4.1	Interest Rates	28
4.2	Interest Payment Dates	28
4.3	Setting and Notice of Interest Rates	28
4.4	Computation of Interest	28

SECTION 5	FEES	28

5.1	Non-Use Fee	28
5.2	Letter of Credit Fees	29
5.3	Administrative Agent’s Fees	29

SECTION 6	INCREASE, REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS	29

6.1	Increase, Reduction or Termination of the Revolving Commitment	29
6.2	Prepayments	30
6.3	Manner of Prepayments	30
6.4	Repayments of Loans	30
6.5	Extension of Maturity	31

SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES	31

7.1	Making of Payments	31

-i-

(continued)

Page

7.2	Application of Certain Payments	31
7.3	Due Date Extension	31
7.4	Setoff	31
7.5	Proration of Payments	32
7.6	Taxes	32

SECTION 8	FUNDING LOSSES; REPLACEMENT OF LENDERS	35

8.1	Increased Costs	35
8.2	Inability to Determine Rates	36
8.3	Illegality	36
8.4	Compensation for Losses	37
8.5	[Reserved]	37
8.6	[Reserved]	37
8.7	Mitigation of Circumstances; Replacement of Lenders	37
8.8	Conclusiveness of Statements; Survival of Provisions	38
8.9	Benchmark Replacement Setting; Benchmark Conforming Changes	38

SECTION 9	REPRESENTATIONS AND WARRANTIES	41

9.1	Status	41
9.2	Authority	41
9.3	Company	41
9.4	Constituent Documents	41
9.5	Solvency	41
9.6	No Conflicts or Consents	41
9.7	Financial Condition; Full Disclosure	41
9.8	Lawsuits and Contingent Liabilities	42
9.9	Compliance and Taxes	42
9.10	Investor Documents	42
9.11	Transaction	42
9.12	Sanctions; Patriot Act and FCPA Compliance	42
9.13	No Defaults	43
9.14	Title to Assets; Priority of Liens	43
9.15	No Offsets or Defenses	43
9.16	Investment Company Compliance; ERISA	43
9.17	Enforceable Obligations	44
9.18	Capital Commitments and Capital Contributions	44
9.19	Beneficial Ownership	44

SECTION 10	COVENANTS	44

10.1	Accounting Methods	44
10.2	Existence	44
10.3	Use of Proceeds	44
10.4	Change	44
10.5	Further Assurances	45
10.6	Books and Records; Access	45

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(continued)

Page

10.7	Insurance	45
10.8	Maintenance of Properties	45
10.9	Liens	45
10.10	ERISA	45
10.11	Solvency	45
10.12	Taxes	45
10.13	[Reserved]	45
10.14	Compliance with Applicable Laws and Constituent Documents	46
10.15	Notifications	46
10.16	Distributions and Management Fees	46
10.17	[Reserved]	46
10.18	Quarterly Financial Statements	46
10.19	Annual Financial Statements	46
10.20	Investor Reporting	47
10.21	Debt	47
10.22	Business Activities	47
10.23	Transactions with Affiliates	47
10.24	Compliance Certificate	47
10.25	Capital Calls	47
10.26	Borrowing Base Certificate	47
10.27	Investor Documents and Exclusion Events	48
10.28	Transfers by Investors	48
10.29	Constituent Documents; Side Letters and Subscription Agreements.	48
10.30	Capital Commitments	49
10.31	Returned Capital	49
10.32	RIC and BDC	50
10.33	Post-Closing Covenant	50

SECTION 11	[RESERVED]	50

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.	50

12.1	Initial Credit Extension	50
12.2	Conditions	51

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT	51

13.1	Events of Default	52
13.2	Effect of Event of Default	54

SECTION 14	THE AGENT	54

14.1	Appointment and Authorization	54
14.2	Issuing Lenders	54
14.3	Delegation of Duties	55
14.4	Exculpation of Administrative Agent	55
14.5	Reliance by Administrative Agent	55
14.6	Notice of Default	56

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(continued)

Page

14.7	Credit Decision	56
14.8	Indemnification	56
14.9	Administrative Agent in Individual Capacity	57
14.10	Successor Administrative Agent	57
14.11	Collateral Matters	58
14.12	Restriction on Actions by Lenders	58
14.13	Administrative Agent May File Proofs of Claim	58
14.14	Other Agents; Arrangers and Managers	59
14.15	Payments Sent in Error	59

SECTION 15	GENERAL	61

15.1	Waiver; Amendments	61
15.2	[Reserved]	61
15.3	Notices	61
15.4	Computations	62
15.5	Costs and Expenses	62
15.6	Assignments; Participations	63
15.7	Register	64
15.8	GOVERNING LAW	65
15.9	Confidentiality	65
15.10	Severability	66
15.11	Nature of Remedies	66
15.12	Entire Agreement	66
15.13	Counterparts	66
15.14	Successors and Assigns	67
15.15	Captions	67
15.16	Customer Identification - Patriot Act Notice	67
15.17	INDEMNIFICATION BY THE COMPANY	67
15.18	Nonliability of Lenders	68
15.19	FORUM SELECTION AND CONSENT TO JURISDICTION	68
15.20	WAIVER OF JURY TRIAL	69
15.21	Acknowledgment and Consent to Bail In of EEA Financial Institutions	69
15.22	Acknowledgment Regarding any Supported QFCs	70

-iv-

ANNEXES

ANNEX A	Lenders and Pro Rata Shares
ANNEX B	Addresses for Notices
ANNEX C	Collateral Accounts
ANNEX D	Institutional Investor Categories

SCHEDULES

SCHEDULE 9.3	Company
SCHEDULE 9.18	Capital Commitments and Capital Contributions

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Compliance Certificate
EXHIBIT C	Form of Borrowing Base Certificate
EXHIBIT D	Form of Assignment Agreement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Conversion/Continuation
EXHIBIT G	Form of Subscription Agreement

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of February 12, 2024 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into among ANDALUSIAN CREDIT COMPANY, LLC, a Delaware limited liability company (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and permitted assigns, the “Lenders”) and CIBC BANK USA (in its individual capacity, “CIBC”), as administrative agent for the Secured Parties.

The Lenders have agreed to make available to the Company a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1      DEFINITIONS.

1.1            Definitions. When used herein the following terms shall have the following meanings:

Account Bank means each depository bank listed on Annex C.

Administrative Agent means CIBC in its capacity as administrative agent for the Secured Parties and any successor thereto in such capacity.

Affected Financial Institution means (a) any EEA Financial Institution or (b) any UK Financial Institution.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) [reserved] and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 50% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of the Company.

Agent Fee Letters means (i) the fee letter dated as of the date hereof between the Company and the Administrative Agent and (ii) any other fee letter between the Company, the Administrative Agent and/or any Lender in connection with this Agreement.

Agreement - see the Preamble.

Applicable Margin means, for any day, the rate per annum set forth below, it being understood that the Applicable Margin for (i) SOFR Loans shall be the percentage set forth under the column “1 Month SOFR Margin” for the Term SOFR Interest Period, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin” and (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate”:

1 Month SOFR Margin	Base Rate Margin	Non-Use Fee Rate
2.75%	1.75%	0.35%

Applicable Requirement means, with respect to each Investor in a category listed on Annex D hereto, such Investor (or such Investor’s Credit Provider, Sponsor or Responsible Party, if applicable) that has a Rating of BBB-/Baa3 or higher. The first Rating indicated is the S&P Rating and the second Rating is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Credit Provider, Sponsor or Responsible Party, as applicable) falls below the Rating required by this definition, then such Investor shall be deemed not to satisfy the Applicable Requirement until the Rating of such Investor rises to or above the Rating required by this definition.

Assignee - see Section 15.6.1.

Assignment Agreement - see Section 15.6.1.

Attorney Costs means, with respect to any Person, all reasonable and documented out-of-pocket fees and charges of any counsel to such Person, all reasonable and documented disbursements of such counsel and all court costs and similar legal expenses.

Available Tenor - see Section 8.9.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank Product Agreements means those certain cash management service agreements entered into from time to time between the Company and CIBC or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Company to CIBC or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that the Company is obligated to reimburse to the Administrative Agent or CIBC as a result of the Administrative Agent or CIBC purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Company pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to the Company by CIBC or its Affiliates including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transfers, or (f) cash management, including controlled disbursement, accounts or services.

Bankruptcy Code means the U. S. Bankruptcy Code, as amended.

Base Rate means at any time the Prime Rate plus the Applicable Margin.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Benchmark - see Section 8.9.

Benchmark Conforming Changes - see Section 8.9.

Benchmark Replacement - see Section 8.9.

Benchmark Replacement Adjustment - see Section 8.9.

Benchmark Replacement Date - see Section 8.9.

Benchmark Transition Event - see Section 8.9.

Benchmark Unavailability Period – see Section 8.9.

Beneficial Ownership Certification means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Books means all of a Person’s books and records including, but not limited to: minute books, ledgers, and records indicating, summarizing or evidencing such Person’s assets, liabilities, the Collateral, the Obligations, and all information relating thereto; records indicating, summarizing or evidencing such Person’s business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

Borrowing Base means, at any time of determination, the sum of: (a) eighty-five percent (85%) of the aggregate unfunded Capital Commitments of the Rated Institutional Investors; (b) seventy-five percent (75%) of the aggregate unfunded Capital Commitments of the Non-Rated Institutional Investors; (c) thirty-five percent (35%) of the aggregate unfunded Capital Commitments of the Individual Investors (excluding any Threshold Individual Investors); and (d) fifty percent (50%) of the aggregate unfunded Capital Commitments of the Threshold Individual Investors. No Defaulting Investor shall be a Rated Institutional Investor, Non-Rated Institutional Investor, Individual Investor or Threshold Individual Investor for purposes of calculating the Borrowing Base.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.

BSA – see Section 9.12.

Business Day means any day on which CIBC is open for commercial banking business in Chicago, Illinois and New York, New York; provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.

Capital Call means any demand or request submitted by the Company (or by the Administrative Agent, to the extent permitted hereunder) to any Investor to make a Capital Contribution or to make a payment on a Capital Commitment, in each case pursuant to the LLCA.

Capital Commitments means the capital commitment of each of the Investors in the amount set forth in such Investor’s Subscription Agreement, including, for the avoidance of doubt, with respect to each Investor, its “Capital Commitment”, as such term is defined in such Investor’s Subscription Agreement.

Capital Contribution means for any Investor, the sum of the net amount of cash contributed by such Investor to the Company.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Capital Return Notice means the written notice delivered to an Investor by the Company for the purpose of making a return of capital pursuant to the LLCA, which notice shall be in form and substance reasonably acceptable to the Administrative Agent.

Cash Collateralize means to deliver cash collateral to an Issuing Lender, to be held as cash collateral for outstanding Letters of Credit, pursuant to documentation satisfactory to such Issuing Lender and in an amount satisfactory to such Issuing Lender which amount may exceed the Stated Amount of outstanding Letters of Credit. Derivatives of such term have corresponding meanings.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

CIBC - see the Preamble.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986, as amended.

Collateral means the assets identified as collateral under the Security Agreement.

Collateral Accounts means each account listed on Annex C.

Collateral Documents means, collectively, the Security Agreement, each Control Agreement and any other agreement or instrument pursuant to which the Company grants or purports to grant collateral to the Administrative Agent for the benefit of the Secured Parties or otherwise relates to such collateral.

Commitment means, as to any Lender, such Lender’s commitment to make Loans, and to issue or participate in Letters of Credit, under this Agreement. The initial amount of each Lender’s commitment to make Loans is set forth on Annex A and, in the case of any Lender that becomes a Lender by assignment after the Closing Date, the amount of such Lender’s commitment is set forth in the applicable Assignment Agreement.

Company - see the Preamble.

Competitor means any Person primarily engaged in the business of private asset management as a business development company, mezzanine fund, private debt fund, hedge fund, stressed or distressed asset fund or any other private or registered investment fund or vehicle that, as a material part of its investment program, regularly originates, purchases or trades micro market, middle market or broadly syndicated leverage loans or any Affiliate thereof or Person whose primary business is the management of such company, fund and/or vehicle (excluding any commercial or investment bank (including any commercial or investment bank that sponsors investment vehicles); provided that, any investment vehicle sponsored by a commercial bank shall be a Competitor).

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Connection Income Taxes means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Constituent Documents means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing, certificate, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (b) in the case of any limited liability company, the articles or certificate of formation and operating or limited liability company agreement for such Person; and (c) in the case of a corporation, the certificate or articles of incorporation or association, and the bylaws (as applicable) for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time. For the avoidance of doubt, with respect to the Company, its “Constituent Documents” shall include the LLCA.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Equity Interests of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Control Agreement means an account control agreement among Company, the Administrative Agent and the Account Bank, in form and substance acceptable to the Administrative Agent in its reasonable discretion, as the same may be amended, supplemented or modified from time to time.

Controlled Group means: (a) the controlled group of corporations as defined in Section 414(b) of the Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code), in each case of which the Company or any of its Subsidiaries is a member.

Credit Link Documents means such financial information and documents as may be requested by the Administrative Agent, in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty, a keepwell agreement or such other acceptable instrument determined by the Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

Credit Provider means a Person providing Credit Link Documents, in form and substance acceptable to the Administrative Agent in its sole discretion, of the obligations of an Investor to make Capital Contributions.

Custodial Account – see Section 10.25(b).

Debt of any Person means, without duplication, (a) all indebtedness for borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (f) all Hedging Obligations of such Person, (g) all Contingent Liabilities of such Person with respect to Debt of other Persons and (h) all Debt of any partnership of which such Person is a general partner unless the terms of such Debt are expressly non-recourse to such Person or the liability of such Person with respect thereto is contingent on the commission of misrepresentation, willful misconduct or other “bad acts” by such Person.

Debtor Relief Laws means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

Defaulting Investor is defined in the definition of “Exclusion Event” herein.

Defaulting Lender means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and Company in writing that such failure is a result of such Lender’s good faith determination that one or more conditions precedent to funding have not been satisfied (each of which failures shall be specifically identified in such notice) or (ii) pay to Administrative Agent, the Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Company or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by Administrative Agent or the Company, to confirm in writing to Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in such proceeding or appointment; or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to the Company and each other Lender promptly following such determination.

Distribution means (i) any payment, dividend or distribution arising from or in connection with any capital or equity investment in the Company, and (ii) any return of capital or return of any investment in the Company.

Dollar and the sign “$” mean lawful money of the United States of America.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, Norway and the United Kingdom (if applicable).

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Equity Interests mean shares of capital stock, share capital, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Investor means any Investor that is an “employee benefit plan” or “plan” within the meaning of, and subject to the provisions of, ERISA or Section 4975 of the Code, or any other entity the assets of which are treated as “plan assets” within the meaning of, and subject to the provisions of, ERISA or Section 4975 of the Code.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default means any of the events described in Section 13.1.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Lender or Administrative Agent or required to be withheld or deducted from a payment to a Lender or Administrative Agent (a) Taxes imposed upon, or measured by, the Lender’s or Administrative Agent’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) any Tax attributable to a Lender’s or the Administrative Agent’s failure to comply with Section 7.6(d); (c) in the case of a Lender, any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which such Lender (i) acquires such interest in the Loans or Commitment (other than pursuant to an assignment request by the Company under Section 8.7(b)) or (ii) designates a new lending office, except in each case to the extent that, pursuant to Section 7.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; and (d) any withholding Taxes imposed under FATCA.

Exclusion Event means the occurrence, with respect to any Investor (such Investor hereinafter referred to as a “Defaulting Investor”), or the Credit Provider, Sponsor or Responsible Party of such Investor, if applicable, of any of the following events:

(i)            such Investor shall:  (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is generally unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Law; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or Insolvency Proceeding; or (F) take any personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii)           the commencement of any Insolvency Proceeding relating to such Investor or all or any material part of its respective property is instituted without the consent of such Person; or an order judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or liquidation, or appointing a receiver, custodian, trustee, intervenor, liquidator, administrator or similar entity, of such Person or of all or substantially all of its assets; provided that the Exclusion Event in respect of such Investor will be cured if (x) such Insolvency Proceeding is dismissed within sixty (60) days or (y) such order, judgment or decree is stayed within thirty (30) days;

(iii)          such Investor shall repudiate, challenge, or declare unenforceable its obligation to make contributions to the capital of the Company pursuant to its Capital Commitment or a Capital Call or its obligation to make contributions to the capital of the Company pursuant to its Capital Commitment or a Capital Call under any of such documents shall be or become unenforceable;

(iv)         such Investor shall fail to make a contribution to the capital of the Company within ten (10) Business Days of when due in accordance with such Capital Call, unless Administrative Agent elects in writing, in its sole discretion, to waive any such failure;

(v)           to the actual knowledge of any Senior Officer, the occurrence of any circumstance or event which could reasonably be expected to impair, impede, or jeopardize the obligation and the liability of such Investor to fund Capital Contributions;

(vi)          such Investor amends its Subscription Agreement or Side Letter (including through any MFN election) in any way that Administrative Agent determines would materially impair Lenders’ rights;

(vii)         such Investor is excused or excluded from making a Capital Contribution or funding amounts due under a Capital Call; provided that to the extent such excuse or exclusion relates solely to a portion of such Investor’s unfunded Capital Commitment, only such excused or excluded portion shall be excluded from the Borrowing Base;

(viii)        such Investor is a Sanctioned Person;

(ix)           actual knowledge by a Senior Officer of any final judgment or decree which in the aggregate exceeds ten percent (10%) of the net worth of such Investor shall be rendered against such Investor and such judgment is not covered by insurance (or the applicable insurer has issued a denial of coverage) and shall not be stayed, satisfied or discharged at least ten (10) days prior to the date on which any of the assets could be lawfully sold to satisfy such judgment;

(x)           to the actual knowledge of any Senior Officer, a material breach or default shall occur in the performance by such Investor of any representation, warranty, covenants or other material agreements (other than a failure to make a capital contribution described in clause (iv) above) contained in its Subscription Agreement, Side Letter, or the LLCA;

(xi)          such Investor shall assign, convey, exchange, sell, set-off, transfer or otherwise dispose of its Equity Interests of the Company and/or Capital Commitment, or be released from its obligation under the LLCA or its Subscription Agreement to make contributions pursuant to a Capital Call with respect to such Equity Interests and/or Capital Commitment, provided that only such assigned, conveyed, exchanged, pledged, sold, set-off, transferred or otherwise disposed of or released Equity Interests and/or Capital Commitment shall be excluded from the Borrowing Base if less than all of such Investor’s Equity Interests and/or Capital Commitment are assigned, conveyed, exchanged, pledged, sold, set-off, transferred or otherwise disposed or released; and

(xii)         such Investor shall encumber or pledge any of its Equity Interests of the Company and the related Lien holder shall commence the exercise of remedies with respect to such Equity Interests; provided that only such encumbered or pledged Equity Interests shall be excluded from the Borrowing Base if less than all of such Investor’s Equity Interests are encumbered or pledged;

provided that any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be considered an Investor for purposes of calculating the Borrowing Base (except in the case of any Exclusion Event that results in the exclusion of only a portion of the Capital Commitments of an Investor) until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Investor in the sole reasonable discretion of the Administrative Agent.

Facility Extension - see Section 6.5.

Facility Increase – see Section 6.1.3.

FATCA means Code sections 1471 through 1474, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Code section 1471(b)(1) and any fiscal or regulatory legislation, rules or practices adopted pursuant to any “intergovernmental agreement,” treaty or convention among Governmental Authorities and implementing such Sections of the Code.

Federal Reserve Board means the Board of Governors of the Federal Reserve System or any successor thereto.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on December 31st of each calendar year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2024”) refer to the Fiscal Year ending on December 31st of such calendar year.

Floor means a rate of interest equal to 0%.

Fronting Exposure means, at any time there is a Defaulting Lender, with respect to the Issuing Lender, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Funding Ratio means: (a) for any Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Code that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Governmental Authorities means (i) the United States; (ii) the state, county, city or other political subdivisions; (iii) all other governmental or quasi-governmental authorities, boards, bureaus, agencies, commissions, departments, administrative tribunals, instrumentalities and authorities; and (iv) all judicial, taxing, regulatory or administrative authorities and public utilities having or exercising jurisdiction over the Company, the Company’s assets or the Collateral. The term “Governmental Authority” means any one of the Governmental Authorities.

Governmental Permits means all permits, approvals, licenses and authorizations now or hereafter issued by any Governmental Authority for or in connection with the conduct of the Company’s business or the ownership or use by the Company of its properties and the Collateral.

Governmental Plan Investor means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

Governmental Requirements means all existing and future laws, ordinances, rules, regulations, orders, and requirements of all Governmental Authorities applicable to the Company, the Collateral or any of the Company’s assets or properties.

Group – see Section 2.2.1.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Increase Amount – see Section 6.1.3.

Indemnified Liabilities - see Section 15.17.

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

Individual Investor means an Investor (a) that does not qualify as an Institutional Investor and is approved as an Individual Investor by the Administrative Agent in its sole discretion; and (b) in respect of which there has been delivered to the Administrative Agent the documents required under Section 10.27, which shall be acceptable to the Administrative Agent in its sole discretion.

Insolvency Proceeding means, with respect to a Person, any proceeding commenced by or against such Person under any provision of the Bankruptcy Code, or under any other bankruptcy, insolvency, restructuring or similar law, including, but not limited to, liquidations, assignments for the benefit of creditors, schemes of arrangement with creditors, formal or informal moratoriums, compositions or extensions with some or all creditors.

Institutional Investor means a Non-Rated Institutional Investor or a Rated Institutional Investor.

Investment Company Act means the Investment Company Act of 1940, as amended.

Investor means each Person that is a member of the Company.

Investor Information has the meaning provided in Section 15.9.

ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuing Lender means CIBC, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of CIBC that may from time to time issue Letters of Credit, or any other financial institution that CIBC may cause to issue Letters of Credit for the account of the Company, and their successors and assigns in such capacity.

L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by an Issuing Lender at the time of such request for the type of letter of credit requested.

L/C Fee Rate means 2.75%.

L/C Sublimit means an amount equal to $25,000,000.

Lender - see the Preamble. References to the “Lenders” shall include the Issuing Lenders; for purposes of clarification only, to the extent that CIBC (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of CIBC providing a Bank Product.

Lender Party - see Section 15.17.

Letter of Credit - see Section 2.1.2.

Letter of Credit Obligations means the aggregate Stated Amount of all Letters of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, or because a pending drawing submitted on or before the expiration date of such Letter of Credit has not yet been honored, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Liquidity Event has the meaning given to such term in the LLCA.

LLCA means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 21, 2023.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Master Letter of Credit Agreement, the L/C Applications, the Agent Fee Letters, the Collateral Documents, and all documents, instruments and agreements delivered in connection with the foregoing.

Loan or Loans - see Section 2.1.1.

Management Agreement means that certain (a) Investment Advisory Agreement between the Company and the Management Company, dated as of October 23, 2023 and (b) Administration Agreement between the company and the Management Company, dated as of October 23, 2023.

Management Company means Andalusian Credit Partners, LLC, a Delaware limited liability company, including its successors and assigns.

Master Letter of Credit Agreement means, at any time, with respect to the issuance of Letters of Credit, a master letter of credit agreement or reimbursement agreement in the form, if any, being used by an Issuing Lender at such time.

Mandatory Prepayment Event means the period of time between (a) the event or circumstance causing the Revolving Outstandings to exceed the Borrowing Base and (b) receipt by the Administrative Agent of the amounts required under Section 6.2.2.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company, (b) a material impairment of the ability of the Company to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral or upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

Material Amendment – see Section 10.29(a).

Moody’s means Moody’s Investors Service, Inc. and any successor thereto.

Non-Consenting Lender means any Lender (excluding the Lender that is the Administrative Agent) that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders pursuant to the terms of Section 15.1 and (b) has received the approval of the Required Lenders.

Non-Defaulting Lender means each Lender other than a Defaulting Lender.

Non-Rated Institutional Investor means (a) any Investor to the extent such Investor is in a category listed on Annex D hereto and does not satisfy an Applicable Requirement, in each case, to the extent approved by the Administrative Agent in its sole discretion, and any other Investor designated in writing as such by the Administrative Agent and the Lenders in their sole discretion; and (b) in respect of which there has been delivered to the Administrative Agent the documents required under Section 10.27, which shall be acceptable to the Administrative Agent in its reasonable discretion.

Non-U.S. Participant - see Section 7.6(d)(ii).

Non-Use Fee Rate means the rate per annum specified as the Non-Use Fee Rate in the definition of Applicable Margin.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of the Company under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of the Company in respect of Letters of Credit.

Other Connection Taxes means, with respect to a Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent, as applicable, and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.7(b)).

Participant - see Section 15.6.2.

Patriot Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be renewed, extended, amended or replaced, and the rules and regulations promulgated thereunder from time to time in effect.

Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Code.

Permitted Liens means any and all of the following: (i) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; (ii) bankers’ liens in favor of the applicable depository bank at which the Collateral Accounts are held, in each case solely with respect to such Collateral Account and amounts credited thereto; (iii) Liens granted to the Administrative Agent for the benefit of the Secured Parties; and (iv) any other Liens agreed to in writing by the Administrative Agent and Required Lenders.

Permitted RIC Distributions means distributions required to allow the Company to make sufficient distributions to qualify as a RIC, and to otherwise eliminate federal or state income or excise taxes payable by the Company in or with respect to any taxable year of the Company (or any calendar year, as relevant); provided that, the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Company shall not exceed 110% of the amount that the Company would have been required to distribute to: (i) allow the Company to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year the Company’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto) and (iii) reduce to zero the Company’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto).

Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Plan Asset Regulation means Department of Labor Regulation located at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA.

Prime Rate means, for any day, the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by the Administrative Agent, “Prime Rate” shall mean the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time. Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Pro Rata Share means, with respect to a Lender’s obligation to make Loans, participate in Letters of Credit, reimburse the Issuing Lenders, and receive payments of principal, interest, fees, costs, and expenses with respect thereto and with respect of all other matters or to a particular Lender, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings by (ii) the aggregate unpaid principal amount of all Revolving Outstandings.

Proceeding means any lawsuit, arbitration proceeding, governmental investigation, tax claim or adjustment, or other dispute.

Proposed Amendment – see Section 10.29(a).

Proposed Amendment Modification – see Section 10.29(a).

Rated Institutional Investor means (a) any Investor to the extent such Investor is in a category listed on Annex D hereto and satisfies an Applicable Requirement, in each case, as determined by the Administrative Agent in its reasonable discretion, and any other Investor designated in writing as such by the Administrative Agent and the Lenders in their sole discretion; and (b) in respect of which there has been delivered to the Administrative Agent the documents required under Section 10.27, which shall be acceptable to the Administrative Agent in its reasonable discretion.

Rating means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity) from S&P or Moody’s.

Reference Time with respect to any setting of the then-current Benchmark means (a) if such Benchmark is Term SOFR, then approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to (i) if the date of such setting is a SOFR Business Day, such date or (ii) otherwise, the SOFR Business Day immediately preceding such date and (b) if such Benchmark is not Term SOFR, then the time determined by the Administrative Agent in accordance with the Benchmark Conforming Changes. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR (in respect of such interest lookback day as described in clause (a) above) for the applicable tenor has not been published by the SOFR Administrator, then Term SOFR for such interest lookback day will be Term SOFR as published on the first preceding SOFR Business Day for which Term SOFR for such tenor was published by the SOFR Administrator; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

Required Payment Time – see Section 6.2.2.

Regulation T, Regulation U and Regulation X means Regulation T, U, or X, as the case may be, of the Federal Reserve Board, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

Relevant Governmental Body means the Federal Reserve Board, the Federal Reserve Bank of New York, a committee officially endorsed or convened by either thereof, or any successor thereto.

Replacement Lender – see Section 8.7(b).

Required Lenders means, at any time, Lenders whose aggregate Pro Rata Shares exceed 50% as determined pursuant to the definition of “Pro Rata Share”; provided, that at any time that there are more than two Lenders, “Required Lenders” shall include no less than two unaffiliated Lenders. The Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Responsible Party means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

Returned Capital means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as a Capital Contribution pursuant to the LLCA or such Investor’s Subscription Agreement. Any amount of Returned Capital distributed to an Investor shall appear on a Capital Return Notice, duly completed and executed by the Company. For the avoidance of doubt, any distributions to an Investor pursuant to the Dividend Reinvestment Program (as defined in the applicable Subscription Agreement) shall not constitute Returned Capital.

Revolving Commitment means, as of the Closing Date, $75,000,000, as increased or reduced from time to time pursuant to Section 6.1.

Revolving Loan Availability means the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Loans, plus (b) the Stated Amount of all Letters of Credit.

RIC means a person qualifying for treatment as a “regulated investment company” under the Code.

S&P means S&P Global Ratings, a subsidiary of S&P Global Inc. and any successor thereto.

Sanctions means any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced by the United States of America, including those administered by the U.S. Department of Treasury, including the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or through any existing or future executive order.

Sanctioned Country means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

Sanctioned Person means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” or any similar list maintained by OFAC, or as otherwise published from time to time, by the U.S. Department of State, (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in, organized under the laws of, or operating in, a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (c) any Person owned directly or indirectly 50 percent or more by any such Person or Persons described in the foregoing clauses (a) or (b).

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Secured Obligations means all Obligations and any reimbursement obligations of the Company in respect of surety bonds, all Hedging Obligations permitted hereunder which are owed to CIBC or its Affiliate, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

Secured Parties means the Administrative Agent, the Lenders and the Issuing Lender.

Security Agreement means the Security Agreement, dated as of the Closing Date, executed and delivered by the Company, together with any other security agreement executed by the Company, in each case in form and substance satisfactory to the Administrative Agent in favor of the Administrative Agent for the benefit of the Secured Parties.

Senior Officer means, with respect to the Company, any of the chief executive officer, the chief financial officer, the chief operating officer, the treasurer of the Company or any other director or officer or the equivalent thereof (including a secretary or an assistant secretary) or other authorized person with respect to the matter in question.

Side Letter means any side letter by and between an Investor and the Company that amends the LLCA or such Investor’s Subscription Agreement.

Side Letter Amendment – see Section 10.29(b).

Side Letter Notification – see Section 10.29(b).

SOFR means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its reasonable discretion).

SOFR Borrowing means the SOFR Loans comprising a borrowing of SOFR Loans from the Lenders on the same day.

SOFR Business Day means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

SOFR Interest Rate means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Term SOFR Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 8.9, such Benchmark Replacement for such day.

SOFR Loan means a Loan that bears interest at a rate based on Term SOFR.

SOFR Margin is the applicable rate per annum specified as a SOFR Margin in the definition of Applicable Margin.

Sponsor means, for any ERISA Investor, a plan sponsor as that term is understood under ERISA, specifically, the employer or employee organization that established the plan and maintains the plan and, in the case of a plan that has more than one participating employer, the entity that is named in the plan documents as the plan sponsor, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Stated Maturity Date means February 12, 2025, subject to the extension of such date pursuant to Section 6.5.

Subscription Agreement means a subscription agreement executed by an Investor in connection with its Equity Interests in the Company in the form attached hereto as Exhibit G (or such other form as is acceptable to the Administrative Agent).

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Equity Interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Taxes means any and all present or future taxes, duties, levies, imposts, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including interest and penalties and other additions to taxes with respect to the foregoing.

Term SOFR means, with respect to a SOFR Loan for a Term SOFR Interest Period, the greater of (a) the forward-looking term rate for a period comparable to such Term SOFR Interest Period based on SOFR that is published by the SOFR Administrator at approximately the Reference Time for such Term SOFR Interest Period and (b) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 8.9, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

Term SOFR Interest Period means with respect to a Loan bearing interest based on Term SOFR, a period of 1 month, to the extent such tenor is an Available Tenor, commencing on the date such Loan is made, continued or converted into, as selected by the Company in accordance with this Agreement; provided, however, that (a) if any Term SOFR Interest Period would end on a day other than a Business Day, such Term SOFR Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Term SOFR Interest Period shall end on the next preceding Business Day, (b) any Term SOFR Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Term SOFR Interest Period) shall end on the last Business Day of the last calendar month of such Term SOFR Interest Period, (c) no Term SOFR Interest Period shall extend beyond the Stated Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 8.9 shall be available for specification in any borrowing request.

Termination Date means the earlier to occur of (a) the Stated Maturity Date or (b) such other date on which the Commitments terminate pursuant to Section 6.1.1 or 13.2.

Threshold Individual Investor means an Individual Investor that has made, at such time, Capital Contributions in an amount equal to or greater than forty percent (40%) of its Capital Commitment; provided that any amounts returned or distributed to such Investor as return of capital (as opposed to profits or income distributions) and constituting Returned Capital shall not be “Capital Contributions” for purposes of calculating such percentage.

Type - see Section 2.2.1.

UCC means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time that governs creation or perfection (and the effect thereof) of security interests in any Collateral.

UK Financial Institution means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement - see Section 8.9.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Withholding Agent means the Company and the Administrative Agent, as applicable.

Withholding Certificate - see Section 7.6(d)(ii)(D).

Write-Down and Conversion Powers means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Other Interpretive Provisions.

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)            The term “including” is not limiting and means “including without limitation.”

(d)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)            Unless otherwise expressly provided herein, an Unmatured Event of Default is “continuing” if it has not been cured or waived and an Event of Default is “continuing” if it has not been waived.

(f)            Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(g)            This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(h)            This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

1.3            Reports. Documents required to be delivered pursuant to Section 10.18, Section 10.19 or Section 10.20, to the extent any such documents are included in materials otherwise filed with the SEC, may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Company’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or the Securities and Exchange Commission website).

1.4            Accounting Terms; Changes in GAAP.

(a)            Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Company to the Lenders pursuant to Sections 10.1.1 and 10.1.2 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, indebtedness of the Company shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If Company notifies Administrative Agent that Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements referred to in Section 10.1 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)            Rates. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to, (a) the continuation, administration, submission or calculation of or any other matter related to the Benchmark, any component definition thereof or rates referenced in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Benchmark pursuant to the terms of this Agreement and shall have no liability to the Company, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.5            Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

SECTION 2         COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1            Commitments. On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1            Revolving Commitment. Each Lender with a Revolving Commitment agrees to make loans on a revolving basis (“Loans”) from time to time until the Termination Date in such Lender’s Pro Rata Share of such aggregate amounts as the Company may request from all Lenders; provided that (i) the Revolving Outstandings will not at any time exceed Revolving Loan Availability and (ii) such Lender’s Pro Rata Share of the Revolving Outstandings will not exceed the Revolving Commitment of such Lender.

2.1.2            L/C Commitment. Subject to Section 2.3.1, each Issuing Lender agrees to issue stand-by letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to such Issuing Lender (each, a “Letter of Credit”), at the request of and for the account of the Company from time to time before the scheduled Termination Date and, as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (x) the Revolving Outstandings shall not at any time exceed Revolving Loan Availability and (y) the aggregate Stated Amount of the outstanding Letters of Credit shall not exceed the L/C Sublimit.

2.2               Loan Procedures.

2.2.1            Various Types of Loans. Each Loan shall be divided into tranches which are, either a Base Rate Loan or a SOFR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. SOFR Loans having the same Term SOFR Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and SOFR Loans may be outstanding at the same time, provided that not more than 5 different Groups of SOFR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Share) of all types and Groups of Loans.

2.2.2            Borrowing Procedures. The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a SOFR Borrowing, 11:00 A.M., Chicago time, three Business Days prior to the proposed date of such Borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a borrowing of SOFR Loans bearing interest based on Term SOFR, the initial Term SOFR Interest Period therefor. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 1:00 P.M., Chicago time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 12.2 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $500,000 or a higher integral multiple of $50,000, and each SOFR Borrowing shall be in an aggregate amount of at least $200,000 or a higher integral multiple of at least $50,000; provided that a Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the Revolving Loan Availability of the Company or that is required to finance the reimbursement of a Letter of Credit under Section 2.3.3.

2.2.3         Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(A)            elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $200,000 or a higher integral multiple of $50,000) into Loans of the other type; or

(B)            elect, as of the last day of the applicable Term SOFR Interest Period, to continue any SOFR Loans bearing interest based on Term SOFR having Term SOFR Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $200,000 or a higher integral multiple of $50,000) for a new Term SOFR Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of SOFR Loans bearing interest based on Term SOFR shall be at least $200,000 and an integral multiple of $50,000.

(b)           The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit F or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of SOFR Loans, 11:00 A.M., Chicago time, three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(A)            the proposed date of conversion or continuation;

(B)            the aggregate amount of Loans to be converted or continued;

(C)            the type of Loans resulting from the proposed conversion or continuation; and

(D)          in the case of conversion into, or continuation of, SOFR Loans bearing interest based on Term SOFR, the duration of the requested Term SOFR Interest Period therefor, which shall be one month unless an alternative tenor has been added to the definition of Term SOFR Interest Period.

The acceptance by the Administrative Agent of a Notice of Conversion/Continuation with respect to a conversion into or continuation of a SOFR Loan is subject to the condition that no Event of Default or Unmatured Event of Default exists at the time of such request.

(c)            If upon the expiration of any Term SOFR Interest Period applicable to SOFR Loans, the Company has failed to select timely a new Term SOFR Interest Period to be applicable to such SOFR Loans, the Company shall be deemed to have elected to continue such SOFR Loans with a Term SOFR Interest Period of one month.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic continuation.

(e)           Any conversion of a SOFR Loan on a day other than the last day of a Term SOFR Interest Period therefor shall be subject to Section 8.4.

2.3           Letter of Credit Procedures.

2.3.1        L/C Applications. The Company shall execute and deliver to each Issuing Lender each Master Letter of Credit Agreement from time to time in effect with respect to such Issuing Lender. The Company shall give notice to the Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and such Issuing Lender shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Company and in all respects reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender, together with such other documentation as the Administrative Agent or such Issuing Lender may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the scheduled Termination Date; provided that, a Letter of Credit may extend up to 12 months beyond the scheduled Termination Date as long as such Letter of Credit is Cash Collateralized at least 7 Business Days prior to the scheduled Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. Any Letter of Credit outstanding after the scheduled Termination Date which is Cash Collateralized for the benefit of an Issuing Lender shall be the sole responsibility of such Issuing Lender. So long as (i) the applicable Issuing Lender has not received written notice that the conditions precedent set forth in Section 12 with respect to the issuance of such Letter of Credit have not been satisfied and (ii) no Lender is at that time a Defaulting Lender (unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender in its sole discretion, to eliminate the Issuing Lender’s Fronting Exposure), such Issuing Lender shall issue such Letter of Credit on the requested issuance date. Each Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any Master Letter of Credit Agreement, any L/C Application and the terms of this Agreement, the terms of this Agreement shall control.

2.3.2        Participations in Letters of Credit. Concurrently with the issuance of each Letter of Credit, the applicable Issuing Lender shall be deemed to have sold and transferred to each Lender with a Revolving Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the Company’s reimbursement obligations with respect thereto. If the Company does not pay any reimbursement obligation when due, the Company shall be deemed to have immediately requested that the Lenders make a Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligations. The Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2, Section 12.2 or otherwise such Lender shall make available to the Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by the Administrative Agent to the applicable Issuing Lender for the account of the Company in satisfaction of such reimbursement obligations. For the purposes of this Agreement, the unparticipated portion of each Letter of Credit shall be deemed to be the applicable Issuing Lender’s “participation” therein. Each Issuing Lender hereby agrees, upon request of the Administrative Agent or any Lender, to deliver to the Administrative Agent or such Lender a list of all outstanding Letters of Credit issued by such Issuing Lender, together with such information related thereto as the Administrative Agent or such Lender may reasonably request.

2.3.3        Reimbursement Obligations. (a) The Company hereby unconditionally and irrevocably agrees to reimburse each Issuing Lender for each payment or disbursement made by such Issuing Lender under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the applicable Issuing Lender is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the Base Rate from time to time in effect plus, beginning on the third Business Day after receipt of notice from such Issuing Lender of such payment or disbursement, 2%. Each Issuing Lender shall notify the Company and the Administrative Agent whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of an Issuing Lender to so notify the Company or the Administrative Agent shall not affect the rights of such Issuing Lender or the Lenders in any manner whatsoever.

(b)           The Company’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (b) the existence of any claim, set-off, defense or other right which the Company may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lenders, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company and the beneficiary named in any Letter of Credit), (c) the validity, sufficiency or genuineness of any document which an Issuing Lender has determined complies on its face with the terms of the applicable Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by the Administrative Agent or any Lender (excluding any Lender in its capacity as an Issuing Lender) under or in connection with any Letter of Credit or any related matters shall result in any liability of the Administrative Agent or any Lender to the Company, or relieve the Company of any of its obligations hereunder to any such Person.

2.3.4           Funding by Lenders to Issuing Lender. If any Issuing Lender makes any payment or disbursement under any Letter of Credit and (a) the Company has not reimbursed such Issuing Lender in full for such payment or disbursement by 11:00 A.M., Chicago time, on the date of such payment or disbursement, (b) a Loan may not be made in accordance with Section 2.3.2 or (c) any reimbursement received by such Issuing Lender from the Company is or must be returned or rescinded upon or during any bankruptcy or reorganization of the Company or otherwise, each other Lender with a Revolving Commitment shall be obligated to pay to the Administrative Agent for the account of such Issuing Lender, in full or partial payment of the purchase price of its participation in such Letter of Credit, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of the Company under Section 2.3.3), and, upon notice from such Issuing Lender, the Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to the Administrative Agent in immediately available funds for the applicable Issuing Lender’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to the Administrative Agent by 2:00 P.M., Chicago time, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon, Chicago time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the applicable Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the SOFR Interest Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect. Any Lender’s failure to make available to the Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

2.4              Commitments Several. The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5              Certain Conditions. Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any SOFR Loan bearing interest based on Term SOFR, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.6              Defaulting Lenders. Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)              within thirteen (13) Business Days following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent), the Company shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender;

(b)              the non-use fee of such Defaulting Lender pursuant to Section 5.1 and the Letter of Credit fees of such Defaulting Lender pursuant to Section 5.2 shall cease to accrue, provided, that with respect to any Letter of Credit fee not required to be paid to any Defaulting Lender, the Company shall pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below;

(c)              the Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder;

(d)              all or any part of such Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;

(e)              if the reallocation described in clause (d) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lender’s Fronting Exposure; and

(f)               each Defaulting Lender shall indemnify Administrative Agent and each Non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Administrative Agent or by any Non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its pro rata share of the Loans or to otherwise perform its obligations under the Loan Documents.

In the event that Administrative Agent, Lenders and Company each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Commitments of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders, if any, as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share, and such Lender shall then cease to be a Defaulting Lender with respect to subsequent periods unless such Lender shall thereafter become a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 3            EVIDENCING OF LOANS.

3.1              Notes. The Loans of each Lender may be evidenced by a Note, with appropriate insertions, payable to such Lender in a face principal amount equal to the sum of such Lender’s Revolving Commitment.

3.2              Recordkeeping. The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each SOFR Loan bearing interest based on Term SOFR, the dates on which each Term SOFR Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4           INTEREST.

4.1              Interest Rates. The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a)              at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; and

(b)              at all times while such Loan is a SOFR Loan, at a rate per annum equal to the sum of the SOFR Interest Rate for each applicable Term SOFR Interest Period plus the SOFR Margin applicable to such Term SOFR Interest Period;

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to the overdue amount outstanding of each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Loans plus 2%), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1. Notwithstanding the foregoing, upon the occurrence of an Event of Default under Section 13.1.1, 13.1.4 or 13.1.5, such increase shall occur automatically.

4.2              Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears (a) on the fifth (5th) Business Day of each calendar month following the last day of each Interest Period, (b) upon a prepayment of such Loan (to the extent accrued on the principal amount prepaid) and (c) on the Termination Date. After the Termination Date, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand (in the case of such payment after the Termination Date) or by the Required Payment Time (in the case of such payment during an Event of Default).

4.3              Setting and Notice of Interest Rates. The applicable Base Rate or SOFR Interest Rate shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender. Each determination of the applicable Base Rate or SOFR Interest Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable SOFR Interest Rate hereunder.

4.4             Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of, in the case of SOFR Loans, 360 days and, in the case of Base Rate Loans 365/366 days. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5            FEES.

5.1              Non-Use Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, at the Non-Use Fee Rate, on such Lender’s Pro Rata Share (as adjusted from time to time) of the average daily unused amount of the Revolving Commitment. For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings. Such non-use fee shall be payable in arrears on the fifth (5th) Business Day immediately following each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid; provided, that if the last calendar day of any such calendar quarter is not a Business Day, such payment date shall be extended to the following Business Day. The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2              Letter of Credit Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Pro Rata Share (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by 2% at any time that an Event of Default exists. Such letter of credit fee shall be payable in arrears on the fifth (5th) Business Day immediately following each calendar quarter end and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)              In addition, with respect to each Letter of Credit, the Company agrees to pay to any Issuing Lender, for its own account, such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations, including, without limitation, any fees set forth in a fee letter with such Issuing Lender.

5.3             Administrative Agent’s Fees. The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the applicable Agent Fee Letter.

SECTION 6           INCREASE, REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1              Increase, Reduction or Termination of the Revolving Commitment.

6.1.1           Voluntary Reduction or Termination of the Revolving Commitment. The Company may from time to time on at least five (5) Business Days’ prior written notice received by the Administrative Agent (or such shorter time as the Administrative Agent may reasonably agree in its sole discretion and which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings (giving effect to any prepayments thereof anticipated at the time of such notice to be made on or before the date of such reduction and actually made on or before such date). Any such reduction shall be in an amount not less than $500,000 or a higher integral multiple of $100,000; provided that, in no event shall a reduction by the Company reduce the Revolving Commitment to less than $5,000,000 (except for a termination of all the Revolving Commitments). Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all unpaid accrued interest on the Loans and all unpaid accrued non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

6.1.2          All Reductions of the Revolving Commitment. All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Pro Rata Shares.

6.1.3          Increase of the Revolving Commitment. Company may, from time to time, with the written consent of Administrative Agent and each of the existing Lenders that agree to increase their portion of the Revolving Commitment and/or any new Lenders that are joined to this Agreement, in Administrative Agent’s and such Lender’s sole discretion, at any time during the term of this Agreement (but subject to the terms and conditions set forth herein), increase the Revolving Commitment (such increase, a “Facility Increase”) by an amount in the aggregate not to exceed One Hundred Million Dollars ($100,000,000) (such amount, the “Increase Amount”) for an aggregate Revolving Commitment not to then exceed One Hundred Seventy Five Million Dollars ($175,000,000). Any such increase shall be in an amount not less than Five Million Dollars ($5,000,000) or a higher integral multiple of One Million Dollars ($1,000,000). Each of the following shall be conditions precedent to any Facility Increase: (i) Company shall have submitted a written request for such Facility Increase to Administrative Agent at least thirty (30) days (or such shorter period as the Administrative Agent may reasonably agree) in advance of Company’s desired effective date of such Facility Increase (which shall promptly advise each Lender), (ii) the Company shall have paid any applicable facility increase fees as set forth in the applicable Agent Fee Letter and (iii) Administrative Agent shall have obtained the written consent from each of the existing Lenders that agree to increase their portion of the Revolving Commitment and/or joinder documents from each new Lender that will be joined to this Agreement with respect to such Facility Increase.

6.2              Prepayments.

6.2.1           Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.

6.2.2          Mandatory Prepayments. (i) Ten (10) Business Days prior to a Liquidity Event; and (ii) if on any day the Company has knowledge or receives notice that the Revolving Outstandings exceeds the Borrowing Base (including, without limitation, as a result of an Exclusion Event), in each case, the Company shall first prepay the Loans and second Cash Collateralize the outstanding Letters of Credit, in an amount sufficient to eliminate such excess (i) promptly on demand or knowledge thereof, and in any event within two (2) Business Days (or such longer period agreed to by the Administrative Agent in its sole discretion), to the extent such funds are available in the Collateral Accounts or the Custodial Account; and (ii) otherwise, to the extent that it is necessary for the Company to issue a Capital Call to fund such required payment, the Company shall be permitted to issue a Capital Call within five (5) Business Days (or such longer period agreed to by the Administrative Agent in its sole discretion) of such demand or knowledge and such Capital Call must require payment by Investors within twelve (12) Business Days after the date thereof (the “Required Payment Time”). The Company shall make or cause such required payment to be made promptly, and in any event within two (2) Business Days, after the related Capital Contributions are received.

6.3              Manner of Prepayments.

6.3.1          All Prepayments. Each voluntary partial prepayment shall be in a principal amount of $200,000 or a higher integral multiple of $50,000. Any partial prepayment of a Group of SOFR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a SOFR Loan bearing interest based on Term SOFR on a day other than the last day of a Term SOFR Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding SOFR Loans in direct order of Term SOFR Interest Period maturities in the case of SOFR Loans bearing interest based on Term SOFR.

6.4              Repayments of Loans. The Loans of each Lender and all accrued and outstanding Obligations (other than the Stated Amount of all outstanding Letters of Credit which have been fully Cash Collateralized) shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

6.5               Extension of Maturity. The Company may from time to time make requests to extend the Stated Maturity Date to a date that is not later than 364 days after the then-effective Stated Maturity Date (a “Facility Extension”), subject to the satisfaction of the following conditions precedent: (a) the Company shall have paid, on or prior to the then-effective Stated Maturity Date, a facility extension fee in the amount of (i) the Revolving Commitment subject to such extension, multiplied by (ii) the extension fee price set forth in the applicable Agent Fee Letter; (b) no Unmatured Event of Default or Event of Default shall have occurred and be continuing (i) on the date on which such request for extension is made and (ii) on the then-effective Stated Maturity Date; (c) the Company shall have submitted a written request for such Facility Extension to the Administrative Agent at least thirty (30) days (or such shorter period as the Administrative Agent may reasonably agree) in advance of the then-effective Stated Maturity Date; (d) the representations and warranties of the Company set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect on the then-effective Stated Maturity Date as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and except to the extent qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects); and (e) the Administrative Agent and the extending Lenders shall have consented in writing, each in its sole discretion, to extend the Revolving Commitment with respect to such Facility Extension.

SECTION 7            MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1               Making of Payments. All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender. All payments under this Section 7.1 shall be made by the Company without setoff, counterclaim or other defense.

7.2               Application of Certain Payments. So long as no Unmatured Event of Default under Sections 13.1.1, 13.1.4 or 13.1.5 or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 6.2 and 6.3. After the occurrence and during the continuance of an Event of Default or Unmatured Event of Default under Sections 13.1.1, 13.1.4 or 13.1.5, all amounts collected or received by the Administrative Agent or any Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied to the Obligations in such order or manner as the Administrative Agent shall determine in its discretion, with any remainder applied to any Secured Obligations that are then due and payable. Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3               Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a SOFR Loan bearing interest based on Term SOFR, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4               Setoff. The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent and each Lender may apply to the payment of any Secured Obligations of the Company hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Administrative Agent or such Lender.

7.5              Proration of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on any Loan (but excluding (i) any payment pursuant to Section 8.7 or 15.6 and (ii) payments arising pursuant to Section 8.4) or (b) its participation in any Letter of Credit in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans (or sub participations in Letters of Credit) held by them as shall be necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of an accrued interest on their respective Loans and participations in Loans (or sub participations in Letters of Credit); provided that (i) if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Loans to any assignee or participant.

7.6             Taxes.

(a)              All payments made by the Company hereunder or under any Loan Documents shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the Withholding Agent’s good faith discretion) requires the deduction or withholding of any Taxes from any such payment by a Withholding Agent, the applicable Withholding Agent shall be entitled to make such deduction or withholding, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and, only if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after the deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 7.6(b)) the applicable Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made. To the extent the Company withholds or deducts any Taxes on payments hereunder or under any Loan Document, the Company shall pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed for payment under applicable law.

(b)              The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)              Without duplication or limitation of clause (a) and (b) above, the Company shall indemnify each Lender and Administrative Agent, within the Required Payment Time, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such person or required to be withheld or deducted from a payment to such person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                (i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(ii) of this Section 7.6, below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)       To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to the Company and the Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) whichever of the following is applicable:

(A)              with respect to such Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two accurate, executed and complete copies of IRS Forms W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, two accurate, executed and complete copies of IRS Forms W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)              two executed and complete copies of IRS Form W-8ECI;

(C)              to the extent such Lender is not the beneficial owner, two executed and complete copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-9, and/or other certification documents from each beneficial owner and any Withholding Certificates necessary to avoid or reduce withholding on payments made to such Lender pursuant to this Agreement, as applicable; or

(D)             if such Lender is claiming a complete exemption from withholding pursuant to Code sections 871(h) or 881(c), the Lender shall deliver (along with two accurate, executed and complete copies of IRS Form W-8BEN or W-8BEN-E, as applicable) a certificate in form and substance reasonably acceptable to Administrative Agent and the Company (any such certificate, a “Withholding Certificate”) to the effect that such Lender is not a “bank” within the meaning of Code section 881(c)(3)(A), a “10 percent shareholder” of the Company within the meaning of Code section 881(c)(3)(B), or a “controlled foreign corporation” described in Code section 881(c)(3)(C).

(iii)       Each Lender that is a Non-U.S. Participant shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Participant becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made.

(iv)       If a payment made to a Lender under this Agreement or under any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable compliance obligations under FATCA, such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 7.6(d)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)       Each Lender that is a United States person within the meaning of Code section 7701(a)(30) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding Tax.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)                The Administrative Agent (and any assignee or successor) will deliver, to the Company, on or prior to the execution and delivery of this Agreement (or, assignment or succession, if applicable), either (i) (A) two (2) executed copies of IRS Form W-8ECI or IRS Form W-8BEN-E, as applicable, with respect to any amounts payable to the Administrative Agent for its own account and (B) two (2) duly completed copies of IRS Form W-8IMY (certifying that it is either a “qualified intermediary” or a “U.S. branch”) for the amounts the Administrative Agent receives for the account of others, or (ii) two (2) executed copies of IRS Form W-9.

(f)                 Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.7(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any related liabilities (including penalties, interest, additions to Tax and expenses, and any Taxes imposed by jurisdiction on amounts payable to the Administrative Agent under this Section 7.6) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (f). This indemnification shall be made within ten (10) days from the date the Administrative Agent makes demand therefor.

(g)                If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)              As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 7.6, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(i)                Each party’s obligations under this Section 7.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 8            FUNDING LOSSES; REPLACEMENT OF LENDERS.

8.1             Increased Costs. (a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve (including any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of the SOFR Interest Rate pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by any Lender; (ii) subject any Lender or Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); or (iii) impose on any Lender or Administrative Agent any other condition, cost or expense (other than Taxes) affecting its SOFR Loans, its Note or its obligation to make SOFR Loans; and the result of any of the foregoing is to increase the cost to (or to impose a cost on) such Lender or Administrative Agent of making, converting to, continuing or maintaining any SOFR Loan or of maintaining its obligation to make any SOFR Loan, or to reduce the amount of any sum received or receivable by such Lender or Administrative Agent under this Agreement or under its Note with respect thereto, then upon demand by such Lender or Administrative Agent, the Company shall pay directly to such Lender or Administrative Agent such additional amount as will compensate such Lender or Administrative Agent, as the case may be, for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender or Administrative Agent first made demand therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(b)       Capital Requirements. If any Change in Law regarding capital adequacy or liquidity requirements, has or would have the effect of reducing the rate of return on any Lender’s or any Person controlling such Lender’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy), then from time to time, upon demand by such Lender, the Company shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor (except that, if the Change in Law giving rise to such reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(c)       Certificate and Timing of Compensation. Any demand delivered pursuant to this Section 8.1 shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent. Company shall pay such Lender or Administrative Agent the amount shown as due on any demand for compensation within thirty (30) days of such demand.

8.2               Inability to Determine Rates. Subject to Section 8.9, (i) if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on or prior to the first day of any Term SOFR Interest Period, or (ii) the Administrative Agent or Required Lenders (by notice to the Administrative Agent) determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Term SOFR Interest Period does not adequately and fairly reflect the cost of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Upon notice thereof by the Administrative Agent to the Company, any obligation of the Lenders to make or continue SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (A) the Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Term SOFR Interest Periods) or, failing that, the Company will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period. Upon any such conversion, Company shall also pay any additional amounts required pursuant to Section 8.4.

8.3              Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or to determine or charge interest rates based upon SOFR, then, upon notice thereof by such Lender to the Company (through the Administrative Agent), any obligation of such Lender to make or continue SOFR Loans or to convert Base Loans to SOFR Loans shall be suspended, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans of such Lender to Base Rate Loans on the last day of the applicable Term SOFR Interest Period if such SOFR Loans can remain outstanding to such date or, if not, promptly following such demand. Upon any such prepayment or conversion other than on the last day of an applicable Term SOFR Interest Period, the Company shall also pay any additional amounts required pursuant to Section 8.4.

8.4              Compensation for Losses. In the event of (a) the payment of any principal of any SOFR Loan or the conversion of any SOFR Loan other than on the payment date therefor (including as a result of acceleration following an Event of Default) or the last day of the Term SOFR Interest Period applicable thereto (including as a result of acceleration following an Event of Default), or (b) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Company shall compensate each Lender for any loss, cost and expense (other than loss of margin or spread) attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

8.5              [Reserved].

8.6              [Reserved].

8.7              Mitigation of Circumstances; Replacement of Lenders. (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s sole judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by the Company to pay any amount pursuant to Section 7.6 or 8.1 or (ii) the occurrence of any circumstances described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent). Without limiting the foregoing, each Lender will designate a different funding office if such designation will mitigate or avoid (or reduce the cost to the Company of) any event described in clause (i) or (ii) above and such designation will not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender. Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)              If the Company becomes obligated to pay additional amounts to any Lender pursuant to Section 7.6 or 8.1, any Lender gives notice of the occurrence of any circumstances described in Section 8.2 or 8.3, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, the Company may, at its sole expense and effort, designate another bank which is acceptable to the Administrative Agent and the Issuing Lenders in their reasonable discretion (such other bank being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts due and payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, and, upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Company hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder. A Lender shall not be required to make any such sale of its Loans if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Company to require such sale cease to apply. Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with Section 14.10.

8.8               Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

8.9               Benchmark Replacement Setting; Benchmark Conforming Changes. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Company and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Benchmark Conforming Changes. The Administrative Agent will promptly notify the Company of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and if such tenor is the only tenor specified in such definition, the Administrative Agent may, in consultation with the Company, add an Available Tenor to such definition and implement a Benchmark Replacement Adjustment with respect thereto, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then the Administrative Agent may modify the definition of “Term SOFR Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans, and any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Term SOFR Interest Period.

The following terms shall have the following meanings:

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including any tenor for such Benchmark that is then-removed from pursuant to Section 8.9.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 8.9.

“Benchmark Conforming Changes” means, with respect to use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes that the Administrative Agent (after consultation with the Company) decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as the Administrative Agent (after consultation with the Company) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 8.9 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 8.9.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

SECTION 9            REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and participate in Letters of Credit hereunder and the Issuing Lenders to issue Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders that:

9.1               Status. The Company is duly organized, registered or incorporated, validly existing and in good standing under the laws of the jurisdiction of its registration, incorporation or formation and is qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires qualification as a foreign entity, other than those jurisdictions with respect to which the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

9.2               Authority. This Agreement and each of the other Loan Documents have been duly authorized and, upon execution and delivery, will constitute legal, valid and binding agreements and obligations of the Company, enforceable against the Company in accordance with their respective terms.

9.3               Company. In Schedule 9.3, as of the date hereof: (i) the full and correct name; (ii) the chief executive office and principal place of business; (iii) jurisdiction of formation, incorporation or organization; and (iv) all trade names, for the Company are complete and accurate.

9.4               Constituent Documents. Each Constituent Document of the Company delivered to the Administrative Agent by or on behalf of the Company is a true, correct and complete copy of such Constituent Document.

9.5               Solvency. The Company is financially solvent such that the total value of its assets, including unfunded Capital Contributions and Capital Commitments, exceeds its liabilities (contingent and non-contingent) and the Company is able to pay its debts as they come due.

9.6               No Conflicts or Consents. The execution, delivery and performance by the Company of this Agreement and the other Loan Documents and the granting of any Liens pursuant to the Loan Documents shall not: (i) violate in any material respect any Governmental Requirements applicable to the Company, including, without limitation, the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder; (ii) constitute a breach of any provision contained in the Constituent Documents of the Company or any Subscription Agreement; (iii) violate in any material respect any agreement to which the Company is now a party or by which the Company may be bound or (iv) require, or result in, the creation or imposition of any Lien on any asset of the Company (other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents). No consent, approval, authorization or order of any court or Governmental Authority, Investor or other third party is required in connection with the execution and delivery by the Company of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been waived or obtained.

9.7               Financial Condition; Full Disclosure. (i) The Company has delivered to the Administrative Agent the most recently available copies of the financial statements and reports described in Section 10.18 and Section 10.19, in each case certified by a Senior Officer to fairly present the financial condition of the Company as of the applicable date of delivery. (ii) Since the end of Company’s most recent Fiscal Year, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Company taken as a whole. (iii) To the knowledge of the Company and based upon its good faith judgment, there is no fact regarding the Company that has not been disclosed to the Administrative Agent in writing which would reasonably be expected to have a Material Adverse Effect. All written information heretofore furnished by the Company, in connection with this Agreement, the other Loan Documents or any transaction contemplated hereby is, and all such information hereafter furnished (in each case, as modified or supplemented by other information so furnished) will be, when taken as a whole, true and correct in all material respects on the date as of which such information is stated or deemed stated; provided that, (x) solely with respect to information furnished by the Company which was provided to the Company from an Investor, such information is true and correct in all material respects to the actual knowledge of the Company, acting reasonably and in good faith, and (y) with respect to any projected financial information, the Company represents only that such information and estimates were prepared in good faith based upon assumptions believed to be reasonable at the time made.

9.8               Lawsuits and Contingent Liabilities. (i) As of the Closing Date, there is no material Proceeding pending or threatened in writing against the Company, its property or any of its businesses, or the Collateral and (ii) as of any borrowing, conversion or continuation of a Loan or issuance of a Letter of Credit after the Closing Date, there are no such Proceedings pending or threatened in writing against the Company, other than any such Proceeding that would not reasonably be expected to cause a Material Adverse Effect. The Company does not have any material Contingent Liabilities not disclosed to the Administrative Agent in writing.

9.9               Compliance and Taxes. The Company (i) is in compliance with all Governmental Requirements where the failure to comply could not reasonably be expected to cause a Material Adverse Effect and (ii) has satisfied, prior to delinquency, all income and other material taxes due or payable by the Company or assessed on the Collateral, except, in either case, where such Governmental Requirements or taxes are being contested in good faith by appropriate proceedings diligently conducted.

9.10              Investor Documents. Each Investor has executed a Subscription Agreement, a copy of which has been provided to the Administrative Agent. A copy of each Side Letter that has been entered into, if any, has been provided to the Administrative Agent. For each Investor, the LLCA and its Subscription Agreement (and any related Side Letter, if applicable), set forth its entire agreement regarding its Capital Commitment.

9.11              Transaction. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation T, U or X) in violation of Regulation U, and no part of the proceeds of any Loan shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulation U, unless such use is approved in writing by the Administrative Agent and Required Lenders or otherwise expressly contemplated by the Loan Documents. The Company does not intend to treat any Loan and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

9.12              Sanctions; Patriot Act and FCPA Compliance.

(a)                The Company is not, and to the Company’s actual knowledge no Person who owns a majority interest in the Company is, (i) a Sanctioned Person nor (ii) engages in any dealings or transactions prohibited by Sanctions, or is otherwise associated with any Sanctioned Person in any manner violative of Sanctions. No proceeds of any Loan will be used, directly or indirectly, for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activities would result in a violation of any applicable Sanctions by any party to this Agreement.

(b)                In connection with this Agreement, the Company is in compliance in all material respects with the Patriot Act, the Bank Secrecy Act of 1970, as amended (“BSA”) and other anti-money laundering laws and regulations, in each case, to the extent applicable to the Company. No proceeds of any Loan will be used, directly or indirectly, for payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts, or anything else of value, to any person in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9.13          No Defaults. No event has occurred and is continuing that constitutes an Event of Default or an Unmatured Event of Default, except as disclosed to the Administrative Agent in writing.

9.14          Title to Assets; Priority of Liens. The Company has: (i) good, marketable and indefeasible title to the Collateral, free and clear of all Liens except Permitted Liens; and (ii) the right to grant the security interest in the Collateral. The Collateral Documents create (upon the completion of any relevant filings and delivery of any notices contemplated by the Collateral Documents), as security for the Secured Obligations, valid and enforceable, perfected first priority security interests in and Liens on all of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral shall be superior to and prior to the rights of all third parties in such Collateral (other than holders of Permitted Liens that rank prior to such security interests in and Liens on the Collateral), and, other than in connection with any Change in Law or change in the Company’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further recordings, filings or notices (other than those contemplated by this Agreement and the Collateral Documents) are required in connection with the creation, perfection, establishing or preserving the priority or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with applicable law.

9.15          No Offsets or Defenses. The Company has no knowledge of any default or circumstance which with the passage of time and/or giving of notice, could constitute an event of default under its Constituent Documents, any Subscription Agreement or Side Letter which would constitute a defense to the obligations of the Investors to make Capital Contributions to the Company, pursuant to a Capital Call in accordance with the Subscription Agreements (and any related Side Letters) or the LLCA, and has no knowledge of any claims of offset or any other claims of the Investors against the Company which would or could diminish or adversely affect the obligations of the Investors to make Capital Contributions and fund Capital Calls in accordance with the LLCA or the Subscription Agreements (and any related Side Letters), other than that which has been disclosed in writing by the Company to the Administrative Agent. To the knowledge of the Company, no Investor is in default under the LLCA or its Subscription Agreement or its Side Letter, other than that which has been disclosed in writing by the Company to the Administrative Agent.

9.16           Investment Company Compliance; ERISA.

(a)             The Company (i) is not required to register as an “investment company” under the Investment Company Act, (ii) undertakes as one of its important activities extending credit to purchase or carry margin stock, or uses the proceeds of any Loan for that purpose in violation of Regulation U, or (iii) is not treated as holding “plan assets”, within the meaning of the Plan Asset Regulation, subject to ERISA or Section 4975 of the Code.

(b)             The Company has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and intends to elect to be treated as a RIC. Upon electing RIC treatment, the Company qualifies as a RIC under the Code.

(c)             Assuming that no source of any funds that are used by any Lender to fund any Loan constitutes “plan assets” within the meaning of the Plan Asset Regulation, unless the applicable Lender relies on and complies with an available prohibited transaction exemption, neither the transactions contemplated by the Loan Documents nor the use of proceeds of any Loan will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA).

(d)            The Company has not established and does not maintain, contribute to, or have any liability (contingent or otherwise, including any liability as a result of a member of the Controlled Group) with respect to any Pension Plan.

9.17          Enforceable Obligations. This Agreement, each Note and the other Loan Documents to which the Company is a party are the legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to Debtor Relief Laws, where applicable, and general equitable principles (whether considered in a proceeding in equity or at law).

9.18          Capital Commitments and Capital Contributions. No Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. As of the Closing Date, the aggregate amount of the Capital Commitments of each Investor is set forth on Schedule 9.18 hereto and the aggregate unfunded Capital Commitment that could be subject to a Capital Call is set forth on Schedule 9.18 hereto.

9.19          Beneficial Ownership. As of the Closing Date, the information included in any Beneficial Ownership Certification in relation to the Company provided on or prior to the Closing Date to Administrative Agent in connection with this Agreement is true and correct in all respects.

SECTION 10        COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations which are not threatened or pending) hereunder and under the other Loan Documents are paid in full and all Letters of Credit have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing:

10.1          Accounting Methods. The Company shall: (i) maintain a standard and modern system of accounting which is in accordance with GAAP consistently applied during the term of this Agreement; (ii) not modify or change its method of accounting unless required to modify or change its method to conform with GAAP; and (iii) ensure that its Books are accurate and complete in a manner consistent with past practices.

10.2          Existence. The Company shall: (i) maintain its existence in good standing under the laws of the jurisdiction of its organization; (ii) maintain its qualification as a foreign entity in each jurisdiction in which the nature of its business requires such qualification (other than those jurisdictions with respect to which the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect) and (iii) not dissolve, terminate, suspend business, liquidate, merge or consolidate with any other entity unless the Company is the surviving entity.

10.3          Use of Proceeds. The Company shall use the proceeds of the Loans and the Letters of Credit, solely (i) to bridge the timing of Capital Calls made to the Investors, (ii) for the disbursements of capital for investments permitted under the LLCA, (iii) for working capital purposes, (iv) to pay Permitted RIC Distributions and (v) for other general business purposes, in each case, in accordance with the Constituent Documents of the Company.

10.4          Change. The Company shall not: (i) change its name, state of formation, location of its principal place of business or dissolve, suspend business, liquidate, or merge with any other entity without five (5) Business Days’ prior written notice to the Administrative Agent; or (ii) transfer or sell any of its assets other than in the ordinary course of business.

10.5          Further Assurances. The Company shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as the Administrative Agent may, from time to time, reasonably deem necessary or desirable in connection with this Agreement or any of the other Loan Documents and the obligations of the Company hereunder or thereunder for better assuring and confirming unto the Secured Parties all or any part of the security for any of such obligations.

10.6          Books and Records; Access. Following five (5) Business Days prior written notice to the Company, the Company shall give the Administrative Agent, collectively, on behalf of the Secured Parties, access during ordinary business hours to, and permit such person to examine, copy, or make excerpts from, any and all Books in the possession of the Company at the location identified as the principal office, principal place of business and chief executive office of the Company as set forth on Schedule 9.3 attached hereto and relating to its affairs, and to inspect any of the properties of the Company and to discuss its affairs, finances and condition with its officers and independent accountants; provided that (a) representatives of the Company shall be given the opportunity to participate in any discussions with the independent accountants and (b) so long as no Event of Default has occurred and is continuing, any expenses in connection with any inspection in excess of one (1) occasion per calendar year shall be for the account of the Administrative Agent on behalf of the Secured Parties.

10.7          Insurance. The Company shall maintain with financially sound and reputable insurance companies insurance against such casualties, risks and liabilities, in such forms and for such amounts as are consistent with customary practices and standards of its industry in the same or similar locations and the failure of which to maintain could have a Material Adverse Effect.

10.8          Maintenance of Properties. The Company shall act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments (other than with respect to such assets or properties where failure to so act could not reasonably be expected to result in a Material Adverse Effect).

10.9          Liens. The Collateral shall not be subject to any Liens except Permitted Liens.

10.10       ERISA. The Company shall not take any action, or omit to take any action, that would result in Company’s assets being treated as “plan assets” within the meaning of the Plan Asset Regulation subject to ERISA or Section 4975 of the Code and, assuming that no source of any funds that are used by any Lender to fund any Loan constitutes “plan assets” within the meaning of the Plan Asset Regulation unless the applicable Lender relies on and complies with an available prohibited transaction exemption, shall not permit a non-exempt prohibited transaction (as such term is defined in ERISA or Section 4975 of the Code) to occur. The Company shall not establish, maintain, contribute to, or have any liability (contingent or otherwise, including any liability as a result of a member of the Controlled Group) with respect to any Pension Plan.

10.11        [Reserved].

10.12        Taxes. The Company shall pay when due all income and other material Taxes (other than Taxes being disputed in good faith and adequate reserves therefor have been established in accordance with GAAP).

10.13        [Reserved].

10.14       Compliance with Applicable Laws and Constituent Documents. The Company shall at all times comply with and keep in effect all material Governmental Permits. The Company shall at all times comply with and shall cause the Collateral owned by it to comply with: (i) all Governmental Requirements, including, without limitation, the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder; (ii) all requirements and orders of all judicial authorities which have jurisdiction over the Company or the Collateral owned by it; (iii) all covenants, conditions, restrictions and other documents relating to the Company or the Collateral and (iv) its Constituent Documents, in each case, except where non-compliance would not be reasonably likely to have a Material Adverse Effect. Without limiting the preceding sentence, the Company shall (a) maintain policies and procedures reasonably designed to ensure that no person who owns a majority interest in the Company is a Sanctioned Person, and (b) comply in all material respects with all applicable BSA and other anti-money laundering laws and regulations, in each case, to the extent applicable to the Company.

10.15       Notifications. The Company shall promptly notify the Administrative Agent of: (i) any condition or event which constitutes an Unmatured Event of Default or Event of Default or could reasonably be expected to have a Material Adverse Effect; (ii) any material pending, threatened in writing or imminent Proceeding against the Company; and (iii) solely upon written request of the Administrative Agent or any Lender and no more frequently than quarterly, notice of any change in the information provided in any Beneficial Ownership Certification form most recently delivered to Administrative Agent; and (iv) upon the occurrence of or filing for a Liquidity Event.

10.16        Distributions and Management Fees.

(a)                The Company shall not make, pay or declare any Distribution (i) at any time except as permitted pursuant to its Constituent Documents or (ii) in the event that any Loans are outstanding at any time during the existence of an Event of Default or Unmatured Event of Default under Section 13.1.1, 13.1.4 or 13.1.5, provided, that, notwithstanding the foregoing, the Company shall be permitted to make any Permitted RIC Distributions.

(b)                In the event that any Loans are outstanding at any time during the existence of an Event of Default or Unmatured Event of Default under Section 13.1.1, 13.1.4 or 13.1.5, the Company may distribute to Management Company the Base Management Fee (as defined in the Management Agreement as in effect on the date hereof). For the avoidance of doubt, the Company shall not distribute to Management Company the Incentive Fee (as defined in the Management Agreement as in effect on the date hereof) at any time during the existence of an Event of Default or Unmatured Event of Default under Section 13.1.1, 13.1.4 or 13.1.5.

10.17        [Reserved].

10.18        Quarterly Financial Statements. Within sixty (60) days of the end of each of the first three Fiscal Quarters of any Fiscal Year (commencing with the Fiscal Quarter ending March 31, 2024), the Company shall deliver to the Administrative Agent a quarterly company prepared consolidated balance sheet and income statement covering the Company’s consolidated operations during such Fiscal Quarter.

10.19        Annual Financial Statements. Within one hundred and twenty (120) days of the Company’s Fiscal Year end (commencing with the Fiscal Year ending December 31, 2023), the Company shall deliver to the Administrative Agent audited consolidated annual financial statements, certified without adverse reference to going concern value and without qualification by Ernst & Young LLP or other independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent.

10.20        Investor Reporting. Promptly, but in no event later than two (2) Business Days of delivery to all Investors, the Company shall deliver to the Administrative Agent copies of all other material financial statements, appraisal reports and notices at any time or from time to time furnished to all Investors by the Company.

10.21        Debt. The Company shall not incur any Debt except in compliance with its Constituent Documents.

10.22        Business Activities. The Company shall not engage in any line of business other than the businesses engaged in on the date hereof and business reasonably related thereto.

10.23       Transactions with Affiliates. The Company shall not enter into or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates in a manner that would violate the provisions of the Investment Company Act, applicable to business development companies thereunder; provided, that the Company may enter into any transaction, arrangement or contract in accordance with any exemptive relief applicable to the Company that is granted by the SEC, SEC no-action letters or SEC staff guidance.

10.24       Compliance Certificate. Contemporaneously with the furnishing of the financial information pursuant to Sections 10.18 and 10.19, the Company shall deliver to the Administrative Agent a duly completed Compliance Certificate in the form of Exhibit B with appropriate insertions, dated the date of such delivery and signed by a Senior Officer.

10.25        Capital Calls.

(a)            In order to secure further the payment and the performance of the Secured Obligations and to effect and facilitate the rights of the Secured Parties, the Company shall require that Investors wire transfer to the applicable Collateral Account all monies or sums paid or to be paid by the Investors pursuant to Capital Calls. In addition, subject to clause (b) below, the Company shall deposit into the Collateral Account any payments and monies that the Company receives directly from Investors as Capital Contributions.

(b)           The Company shall promptly, and in any event not later than five (5) Business Days following receipt of any monies or sums in account number [***] (the “Custodial Account”), transfer such amounts to the appropriate Collateral Account.

(c)            Promptly, but in any event not later than three (3) Business Days after requesting any Capital Calls from any Investor, the Company shall provide the Administrative Agent with notice (in form and content acceptable to the Administrative Agent) of the applicable requests for payment.

10.26        Borrowing Base Certificate. Within (a) five (5) Business Days following the acceptance by Company of a Capital Commitment of any Investor (including the addition of a new Investor or as a result of a transfer), (b) five (5) Business Days of the date upon which a Capital Call is requested, (c) five (5) Business Days of the date upon which the Company becomes aware of any Exclusion Event with respect to any Investor (it being understood and agreed that the Company shall not have any obligation to monitor the Rating or net worth of any Investor), and (d) ten (10) Business Days following the end of each calendar month, the Company shall deliver to the Administrative Agent a Borrowing Base Certificate when no borrowing or Letter of Credit has been made or issued, as applicable, during such calendar month.

10.27       Investor Documents and Exclusion Events. Within five (5) Business Days of the date of effectiveness thereof, the Company shall provide the Administrative Agent with copies of the Subscription Agreement (and any related Side Letter) or any transfer documentation of any new Investor or written evidence of an increase in the Capital Commitment of any existing Investor or any amendments to any Investor’s Side Letter. The Company will promptly notify Administrative Agent in writing upon becoming aware of (i) any Exclusion Event or (ii) the existence of any condition or event which, with the lapse of time or giving of notice or both, would cause an Exclusion Event (it being understood and agreed that the Company shall not have any obligation to monitor the Rating or net worth of any Investor).

10.28       Transfers by Investors. The Company shall notify the Administrative Agent of any transfer by any Investor of all or a portion of its Equity Interest in the Company and/or Capital Commitment at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent in its sole reasonable discretion) before the proposed transfer, and shall, promptly upon receipt thereof, deliver to the Administrative Agent copies of any proposed assignment agreement and other documentation delivered to, or required of such Investor by, the Company. If the transfer by any Investor of all or a portion of its Equity Interest in the Company and/or Capital Commitment to a new Investor would result in a mandatory prepayment pursuant to Section 6.2.2 (due to the transferee not contributing to the Borrowing Base in the same manner or otherwise), such mandatory prepayment shall be calculated and paid to the Administrative Agent prior to the effectiveness of the transfer and such prepayment shall be subject to Section 8.4.

10.29       Constituent Documents; Side Letters and Subscription Agreements.

(a)            Constituent Documents. Except as hereinafter provided, the Company shall not alter, amend, modify, terminate, or change any provision of its Constituent Documents (each, a “Proposed Amendment”) if such Proposed Amendment would (i) amend the provisions specifically relating to the incurrence of Debt, (ii) materially affect in a manner adverse to the Secured Parties, the Company’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, unfunded Capital Commitments or any other Collateral or any time period applicable thereto, (iii) except as permitted hereunder and by the LLCA, suspend, reduce or terminate any Investor’s unfunded Capital Commitments or obligation to fund Capital Calls, or (iv) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens (subject to Permitted Liens), and powers and privileges of any of the Secured Parties hereunder (each, a “Material Amendment”). With respect to any Proposed Amendment, the Company shall notify the Administrative Agent of such proposal (the “Proposed Amendment Notification”). The Administrative Agent shall promptly, but in any event not later than five (5) Business Days from the date on which it has received such Proposed Amendment Notification in accordance with Section 15.3, determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not such Proposed Amendment would constitute a Material Amendment and notify the Company of its determination. In the event that the Administrative Agent determines that such Proposed Amendment is a Material Amendment, the approval of the Required Lenders shall be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Agreement), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by the Company. Subject to Section 15.1, the Lenders shall promptly, but in any event not later than ten (10) Business Days from the date of such notice from the Administrative Agent, deliver their approval or denial thereof. In the event that the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the Company may make such amendment without the consent of the Administrative Agent or other Secured Party. Notwithstanding the foregoing, the Company may, without the consent of the Administrative Agent or the Lenders, amend its Constituent Documents: (x) to admit new Investors to the extent permitted by, and in accordance with, this Agreement and the LLCA; and (y) to reflect transfers of interests in the Company permitted by, and in accordance with, this Agreement; provided that, in each case, the Company shall promptly provide prior written notice to the Administrative Agent of any such amendment. Further, in the event any Constituent Document of the Company is altered, amended, modified or terminated in any respect whatsoever, the Company shall provide the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto.

(b)            Side Letters and Subscription Agreements. Except as hereinafter provided, the Company shall not alter, amend, modify, terminate or change any provision of a Side Letter or a Subscription Agreement, or enter any new Side Letter (each a “Side Letter Amendment” and collectively, the “Side Letter Amendments”), if: such Side Letter Amendment (i) could be elected into by an existing Investor pursuant to the ‘most favored nations’ provision of such existing Investor’s Side Letter, and (ii) would (A) amend the provisions of a Constituent Document specifically relating to the incurrence of Debt, (B) materially affect in a manner adverse to the Secured Parties, the Company’s or any Investor’s (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, unfunded Capital Commitments or any other Collateral or any time period applicable thereto, (C) except as permitted hereunder and by the LLCA, suspend, reduce or terminate any Investor’s unfunded Capital Commitments or obligation to fund Capital Calls, or (D) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens (subject to Permitted Liens), and powers and privileges of any of the Secured Parties hereunder. With respect to any such Side Letter Amendment, the Company will notify the Administrative Agent of such Side Letter Amendment (a “Side Letter Notification”). The Administrative Agent shall promptly, but in any event not later than five (5) Business Days of the date on which it has received such Side Letter Notification determine, in its sole discretion without the requirement of obtaining the input of the Lenders and on its good faith belief, whether or not the proposed Side Letter Amendment would be prohibited by clause (ii) above and shall promptly notify the Company of its determination. In the event that the Administrative Agent determines that the proposed Side Letter Amendment would be prohibited by clause (ii) above, the Company shall not enter such Side Letter Amendment without the written consent of the Administrative Agent. For the avoidance of doubt, in the event such Side Letter Amendment does not fall under both clause (i) and clause (ii) above, the Company is permitted to enter into such Side Letter Amendment without the consent of or notice to the Administrative Agent or the Lenders, even if such Side Letter Amendment would be prohibited by clause (ii). Copies of all Side Letters and Side Letter Amendments shall be provided to the Administrative Agent within five (5) Business Days of their consummation.

10.30       Capital Commitments. The Company shall not: (i) except in connection with a transfer or withdrawal of an Investor in accordance with this Agreement, cancel, reduce, excuse, or abate the unfunded Capital Commitment of any Investor without the prior written consent of the Administrative Agent which may be withheld in its sole discretion; or (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular investment of the Company); provided, however, the Company may excuse any Investor from funding a Capital Call in compliance with the terms of such Investor’s Subscription Agreement, the LLCA and/or Side Letter. Absent the occurrence of an Event of Default, Company may enforce all of its rights under the LLCA and each Subscription Agreement.

10.31        Returned Capital. The Company shall promptly, following notification by the Company to the Investors of any Returned Capital: (i) notify the Administrative Agent in writing of such Returned Capital; (ii) deliver to the Administrative Agent a revised Borrowing Base Certificate modified by the Company reflecting the changes to the Capital Commitments and the unfunded Capital Commitments, resulting from the distribution of the Returned Capital; and (iii) deliver to the Administrative Agent copies of all Capital Return Notices. The effective date on which an Investor’s unfunded Capital Commitment increases by Returned Capital for purposes of this Agreement shall be the date on which the Company has delivered to the Administrative Agent duly completed copies of the items required by this Section 10.31.

10.32        RIC and BDC. The Company intends to elect RIC treatment. Upon electing RIC treatment, the Company, shall at all times maintain its status as a RIC under the Code. The Company shall at all times maintain its status as a “business development company” under the Investment Company Act.

10.33        Post-Closing Covenant. The Administrative Agent shall have received a Control Agreement for the Collateral Account held at State Street Bank and Trust Company as set forth on Annex C, duly executed and delivered by the parties thereto within sixty (60) days of the Closing Date.

SECTION 11        [RESERVED].

SECTION 12        EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lenders to issue Letters of Credit is subject to the following conditions precedent:

12.1          Initial Credit Extension. The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lenders to issue their initial Letters of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that (a) the Company shall make a Capital Call and shall have received, prior to the Lenders making any initial Loan, five percent (5%) of the aggregate Capital Commitments of the Investors as of the date of such initial Loan and (b) the Administrative Agent shall have received all of the following, each duly executed and dated as of the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

12.1.1      Agreement and Notes. This Agreement and a Note made payable to each Lender if so requested by such Lender.

12.1.2      Organizational Agreements. The Company’s (a) Constituent Documents, certified by the appropriate governmental authority (if applicable); (b) good standing certificates in its jurisdiction of registration, incorporation or formation; (c) [reserved]; (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers and/or directors executing any of the Loan Documents (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by a Senior Officer as being in full force and effect without modification.

12.1.3      Collateral Documents. Each Collateral Document.

12.1.4      Opinions of Counsel. Customary written opinions of counsel for the Company.

12.1.5      Agent Fee Letter. The Agent Fee Letter addressing any fees to be paid on or before the Closing Date.

12.1.6       Payment of Fees. Payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, including all Attorney Costs of the Administrative Agent (which shall be limited to the Attorney Costs of one firm of outside counsel) to the extent invoiced prior to the Closing Date.

12.1.7      Closing Certificate. A certificate executed by a Senior Officer on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date.

12.1.8      Beneficial Ownership Certification. A completed and duly executed Beneficial Ownership Certification form for the Company, if and to the extent required under the Beneficial Ownership Regulation.

12.1.9      UCCs.

(a)           Reports of UCC searches in the jurisdiction of formation of the Company, or where a filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral (subject to Permitted Liens), copies of the financing statements on file in such jurisdictions, if any, and evidence that no Liens (other than Permitted Liens) exist, or, if necessary, copies of financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(b)           UCC financing statements, UCC financing statement amendments and UCC financing statement terminations, as applicable, on the Closing Date reasonably satisfactory to the Administrative Agent with respect to the Collateral together with written evidence reasonably satisfactory to the Administrative Agent that the same have been filed or will be submitted for filing in the appropriate public filing office(s) in the Administrative Agent’s reasonable discretion, to perfect, to the extent possible under applicable law, the Administrative Agent’s first priority security interest in the Collateral (subject to Permitted Liens);

12.1.10  ERISA. A certificate, addressed to the Administrative Agent, signed by a Senior Officer on behalf of the Company, certifying that the underlying assets of the Company, do not constitute “plan assets” subject to ERISA or Section 4975 of the Code within the meaning of the Plan Asset Regulation.

12.2          Conditions. The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lenders to issue each Letter of Credit is subject to the following further conditions precedent that:

12.2.1       Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing and the issuance of any Letter of Credit hereunder, the following statements shall be true and correct:

(a)            the representations and warranties of the Company set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent that such representations and warranties (x) are qualified as to materiality, in which case, the foregoing materiality qualifier shall be disregarded and (y) stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)           no Event of Default, Unmatured Event of Default or Mandatory Prepayment Event shall have then occurred and be continuing; and

(c)            other than as disclosed to the Administrative Agent in writing, the Company has no knowledge that any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the LLCA, its Subscription Agreement or any Side Letter with respect to any investment being acquired in whole or in part with any proceeds of the related Loan or Letter of Credit (provided that, if the Company has disclosed a potential withdrawal, excuse or exemption right to the Administrative Agent in writing, the excused, withdrawn or exempted portion of the applicable Investor’s unfunded Capital Commitment shall be excluded from the calculation of the Borrowing Base, but the Company shall not be prohibited from such credit extension upon satisfaction of the other conditions therefor).

12.2.2      Borrowing Base Certificate. The Administrative Agent shall have received (a) a Borrowing Base Certificate dated as of the date of such Loan or Letter of Credit is requested and (b) if required by the Administrative Agent or any Lender, a certificate dated the date of such requested Loan or Letter of Credit is requested and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

12.2.3      Master Letter of Credit Agreement. Solely with respect to the issuance of any Letter of Credit, a counterpart of the Master Letter of Credit Agreement executed by the Company.

SECTION 13        EVENTS OF DEFAULT AND THEIR EFFECT.

13.1          Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1      Payment Defaults.

(a)           If the Company fails to make a principal payment, when due, under this Agreement.

(b)           If the Company fails to make any payment of interest or fees, when due, under this Agreement, any Note owed to any Lender, and such failure shall continue unremedied for a period of three (3) Business Days.

13.1.2      Failure to Perform. If the Company fails to comply with or perform (a) any covenant set forth in Sections 10.4, 10.9, 10.10, 10.16, 10.21, 10.22, 10.23, 10.29, 10.30, 10.32 or 10.33 hereof or in the Security Agreement; (b) any covenant set forth in Section 10 hereof not otherwise listed in clause (a) above, if such failure shall continue for ten (10) Business Days; or (c) any other provision under this Agreement or any other Loan Document (other than the Security Agreement) (and not constituting an Event of Default under any other provision of this Section 13), if such failure shall continue for thirty (30) days after written notice thereof is delivered to the Company by the Administrative Agent (and the Administrative Agent shall deliver such notice upon written request from the Required Lenders).

13.1.3      Misrepresentation. If any statement, information, certification, representation or warranty made by the Company to the Administrative Agent and the Lenders, under this Agreement or any of the other Loan Documents is untrue or inaccurate in any material respect (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, in which case such representation and warranty shall prove be untrue or inaccurate in all respects) as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of: (i) written notice thereof has been given by the Administrative Agent to the Company or (ii) a Senior Officer obtains actual knowledge thereof.

13.1.4      Insolvency. If a voluntary Insolvency Proceeding is commenced by the Company; or if an involuntary Insolvency Proceeding is commenced against the Company and not dismissed within sixty (60) days.

13.1.5      Receivers. If an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority, without application or consent of the Company, approving a petition to appoint a receiver or similar official for any of the Company’s assets and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) days.

13.1.6      Injunction. If the Company is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such order shall continue unstayed and in effect for a period of thirty (30) days.

13.1.7      Security. If the validity or priority of the Administrative Agent’s security interest in the Collateral is impaired for any reason.

13.1.8      Dissolution. If there is a dissolution, termination, winding up or liquidation of the Company.

13.1.9      [Reserved].

13.1.10     Judgments. If any final judgments or arbitration awards for the payment of money are entered against the Company with respect to any litigation or arbitration in an amount greater than or equal to $10,000,000 and such judgment shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, unless such judgment is covered by insurance or bonded or unless it is being appealed and the Company has posted a bond or cash collateral.

13.1.11     Failure to Receive Capital Commitment. If the Company fails to receive, within ten (10) Business Days of when due, any Capital Contribution or payment on any Capital Calls from any Investor(s) individually or collectively holding ten percent (10%) or more of the total Capital Commitments.

13.1.12     Debt. If any Debt of the Company (other than Debt under the Loan Documents) in a principal amount equal to or in excess of $10,000,000 in the aggregate shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and shall not be promptly paid or extended (after giving effect to any applicable grace period thereof).

13.1.13    Termination of Management Company; Change of Control. If (i) Management Company or an Affiliate thereof ceases to act as investment adviser to the Company or (ii) less than 51% of the Class A Membership Interests (as defined in the Constituent Documents of the Management Company) of Management Company cease to be held directly or indirectly by Nick Savasta and Jess Kaplan, collectively.

13.1.14  Liquidity Event. The occurrence of a Liquidity Event.

13.2           Effect of Event of Default. If any Event of Default described in Sections 13.1.4 or 13.1.5, subject to any applicable grace periods, shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Secured Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.

SECTION 14        THE AGENT.

14.1          Appointment and Authorization. Each Lender and Issuing Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes CIBC Bank USA to take such action on its behalf as Administrative Agent under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law regardless of whether an Unmatured Event of Default has occurred and is continuing. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as otherwise provided in this Section 14, the provisions of this Section 14 are solely for the benefit of the Administrative Agent and the Lenders, and Company shall not have rights as a third-party beneficiary of any of such provisions.

14.2          Issuing Lenders. The Issuing Lenders shall act on behalf of the Lenders (according to their Pro Rata Shares) with respect to any Letters of Credit issued by them and the documents associated therewith. The Issuing Lenders shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lenders in connection with Letters of Credit issued by them or proposed to be issued by them and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lenders with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lenders.

14.3          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of a finding by a court of competent jurisdiction in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct.

14.4           Exculpation of Administrative Agent. None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, or (c) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Company or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7          Credit Decision. Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8          Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9          Administrative Agent in Individual Capacity. CIBC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though CIBC were not the Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, CIBC or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), CIBC and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though CIBC were not the Administrative Agent, and the terms “Lender” and “Lenders” include CIBC and its Affiliates, to the extent applicable, in their individual capacities.

14.10        Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and (so long as no Event of Default is then continuing) the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated (except for any indemnity payments owed to the retiring or removed Administrative Agent). After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.

14.11       Collateral Matters. Each Lender (and by accepting the benefits of the Collateral, each other Secured Party) authorizes and directs Administrative Agent to enter into the other Loan Documents for the benefit of Lenders (and such other Secured Parties). Each Secured Party hereby agrees that, except as otherwise set forth herein, any action taken by Required Lenders in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Secured Parties. Administrative Agent is hereby authorized on behalf of all Secured Parties, without the necessity of any notice to or further consent from any Secured Party to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected Liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents. The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit (other than contingent indemnification obligations which are not threatened or pending); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.11. At no time shall any Secured Party that is not the Administrative Agent or a Lender hereunder have a right to vote on any matters hereunder, including the full release of all Liens on the Collateral.

14.12        Restriction on Actions by Lenders. Each Lender agrees that it shall not, without the express written consent of Administrative Agent, and shall, upon the written request of Administrative Agent (to the extent it is lawfully entitled to do so), set off against the Secured Obligations, any amounts owing by such Lender to the Company or any deposit accounts of the Company now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents. All enforcement actions under this Agreement and the other Loan Documents against the Company or any third party with respect to the Secured Obligations or the Collateral may only be taken by Administrative Agent (at the direction of the Required Lenders or as otherwise permitted in this Agreement) or by its agents at the direction of Administrative Agent. By accepting the benefits of the Collateral, each Secured Party that is not the Administrative Agent or a Lender hereunder agrees to abide by this provision.

14.13       Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5, 15.5 and 15.17) allowed in such judicial proceedings; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5, 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan or scheme of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.14        Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

14.15        Payments Sent in Error.

(a)            If the Administrative Agent notifies a Lender, secured party, or any other Person that has received funds on such Person’s behalf (each, a “Payment Recipient”) that the Administrative Agent has determined at any time in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient, whether or not known to such Payment Recipient (any such funds or portion thereof, however received or characterized, an “Erroneous Payment”) and demands the return of such Erroneous Payment, such Erroneous Payment shall at all times remain the property of the Administrative Agent, be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment, in same day funds (in the currency so received), together with interest thereon from and including the date such Erroneous Payment was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (however received or characterized) from the Administrative Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) relating thereto, (y) was not preceded or accompanied by such a notice, or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case (i) an error shall be presumed to have been made absent written confirmation from the Administrative Agent to the contrary and (ii) such Payment Recipient shall (or shall cause any Payment Recipient on its behalf to) promptly, but in no event later than one Business Day of its knowledge of such error, notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof in reasonable detail and that it is so notifying the Administrative Agent pursuant to this Section 14.15(b).

(c)            Each Payment Recipient hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)           In the event that any Erroneous Payment is not recovered by the Administrative Agent from or on behalf of a Lender for any reason, after demand therefor in accordance with immediately preceding clause (a) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Company) deemed to execute and deliver an Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Company or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in such Loans. The Administrative Agent may, in its discretion, sell all or any portion of the Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by such net proceeds, and the Administrative Agent shall retain all other rights, remedies and claims against any applicable Payment Recipient. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Loan Documents with respect to each Erroneous Payment Return Deficiency.

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company, except, in each case, solely to the extent such Erroneous Payment is comprised of funds received by the Administrative Agent from the Company for the purpose of making such Erroneous Payment.

(f)             To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and each Payment Recipient hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 14.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender the termination of the Commitments and/or the repayment, satisfaction or discharge of any or all Obligations under any Loan Document.

SECTION 15        GENERAL.

15.1          Waiver; Amendments. Except as set forth in Section 8.9 or the last sentence of this Section 15.1, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents (other than any Agent Fee Letter, which may be amended, waived, discharged or terminated in accordance with its terms) shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder or change Section 6.1.2 or make any other change to this Agreement that would alter the pro rata sharing of payments required thereby, in each case without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) release any party from its obligations under the Security Agreement or all or any substantial part of the Collateral granted under any Collateral Documents, change the definition of Borrowing Base, Exclusion Event or Required Lenders, any provision of this Section 15.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case, the written consent of all Lenders. No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent. No provision of this Agreement relating to the rights or duties of the Issuing Lenders in their capacities as such shall be amended, modified or waived without the consent of the Issuing Lenders. Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Company (A) to correct any mistakes, defects, omissions or ambiguities of a technical or immaterial nature and (B) to add any terms or conditions for the benefit of Lenders.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

15.2          [Reserved].

15.3           Notices.

15.3.1      Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile or other electronic transmission) and shall be sent to the applicable party at its address shown on Annex B or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by electronic transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer, director or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.

15.3.2      Platform. (a) The Company agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform (as defined below). (b) The Platform is provided “as is” and “as available.” Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Administrative Agent or its Affiliates (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Administrative Agent’s transmission of communications through the Platform.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

“Platform” means Debt Domain, Intralinks, Syndtrack, DebtX or a substantially similar electronic transmission system.

15.4          Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied.

15.5          Costs and Expenses. The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated (unless the failure to so consummate is the decision of the Administrative Agent and the Lenders) and all reasonable and documented out-of-pocket costs and expenses (including Attorney Costs) incurred by the Administrative Agent and each Lender while an Event of Default is continuing in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. All Obligations provided for in this Section 15.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

15.6          Assignments; Participations.

15.6.1       Assignments. (a) Any Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of the Administrative Agent, the Issuing Lenders and the Company (which consents shall not be unreasonably withheld or delayed); provided, that no consent of the Company shall be required (i) for an assignment to any Person which, directly or indirectly, controls or is controlled by or is under common control with a Lender or (ii) following the occurrence and during the continuance of an Event of Default under and pursuant to Section 13.1.1, Section 13.1.4 or Section 13.1.5, or (iii) following the occurrence and during the continuance of any other Event of Default that has been continuing for at least thirty (30) consecutive days. No such assignment shall be made to a natural Person, any Competitor (unless an Event of Default has occurred and is continuing), any Defaulting Lender or any of its Affiliates or the Company or any of their respective Affiliates. Except as the Administrative Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. The Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until the Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit D hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500.

(b)            From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights with respect to facts and circumstances occurring prior to the effective date of such Assignment) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, the Company shall execute and deliver to the Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon the effectiveness of any such assignment, the assigning Lender shall return to the Company any prior Note held by it.

(c)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.6.2       Participations. Any Lender may at any time sell to one or more Persons (other than any Competitor (unless an Event of Default has occurred and is continuing)) participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”), with the prior written consent of the Administrative Agent and the Company (which consents shall not be unreasonably withheld or delayed); provided, that no consent of the Company shall be required (i) for an assignment to any Person which, directly or indirectly, controls or is controlled by or is under common control with a Lender or (ii) following the occurrence and during the continuance of an Event of Default under and pursuant to Section 13.1.1, Section 13.1.4 or Section 13.1.5, or (iii) following the occurrence and during the continuance of any other Event of Default that has been continuing for at least thirty (30) consecutive days. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. The Company agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.5. The Company also agrees that each Participant shall be entitled to the benefits of Section 7.6 or 8 (subject to requirements and limitations therein) as if it were a Lender (provided that (i) on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 7.6 or 8 than would have been paid to the participating Lender on such date if no participation had been sold, (ii) each Participant complies with Section 7.6(d) as if it were an Assignee and (iii) each Participant agrees to be subject to the provisions of Section 8.7 as if it were an assignee). Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 8.7 with respect to any Participant.

15.7          Register.

(a)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Company, shall maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of the Lenders and the Commitment of, and principal amounts (and stated interest) of the Loan owing to, each Lender from time to time and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in the Loans, and the Company, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.8         GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15.9         Confidentiality.

(a)            The Administrative Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts the Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by the Company in connection with the Loan Documents, except that the Administrative Agent and each Lender may disclose such information (i) to Persons employed or engaged by the Administrative Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (ii) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 15.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (i) above); (iii) as required by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by the Administrative Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (iv) as, on the advice of the Administrative Agent’s or such Lender’s counsel, is required by law; (v) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Administrative Agent or such Lender is a party; (vi) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided that the disclosure of any such information to any such agency shall be made subject to the acknowledgment and acceptance by such agency that such information is being disseminated on a confidential basis in accordance with customary market standards for dissemination of such type of information; (vii) to any Affiliate of the Administrative Agent, the Issuing Lenders or any other Lender who may provide Bank Products to the Company; or (viii) that becomes public other than as a result of a disclosure in breach of this Section 15.9 through no fault of the Administrative Agent or any Lender. Notwithstanding the foregoing, the Company consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and the Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any information with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby shall not be confidential and the Administrative Agent and the Lenders and other parties hereto may disclose without limitation of any kind any information that is provided to the Administrative Agent or the Lenders with respect to the “tax treatment” or “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4); provided, that to the extent any Loan Document contains information that relates to the “tax treatment” or “tax structure” and contains other information, this Section 15.9 shall only apply to the information regarding the “tax treatment” or “tax structure.” For the avoidance of doubt, the Administrative Agent and each Lender may disclose any data or information regarding the Company that (x) was or became generally available to the public at or prior to such time; or (y) was or became available to the Administrative Agent or a Lender or to the Administrative Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non confidential basis from the Company or any Investor or any other source at or prior to such time.

(b)            The Company, the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, the amounts of their respective Capital Commitments and details regarding their investments pursuant to its Subscription Agreement (collectively, the “Investor Information”) have been and shall be delivered on a confidential basis; and (y) information with respect to such investments has been and shall be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to investments are confidential information; and (iii) agree that such Investor Information and information with respect to such investments shall be subject to the provisions of this Section 15.9.

(c)            Each of the Administrative Agent and the Lenders represents and warrants that it shall implement and maintain an appropriate written information security program, the terms of which shall meet or exceed the requirements for financial institutions under 17 CFR 248.30.

15.10       Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

15.11       Nature of Remedies. The rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.12        Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 5.2) and any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Administrative Agent or the Lenders.

15.13        Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws governing this Agreement based on the Uniform Electronic Transactions Act or otherwise. Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

15.14        Successors and Assigns. This Agreement shall be binding upon the Company, the Lenders and the Administrative Agent and their respective successors and permitted assigns, and shall inure to the benefit of the Company, the Lenders and the Administrative Agent and the successors and permitted assigns of the Lenders and the Administrative Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Company may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

15.15        Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

15.16        Customer Identification - Patriot Act Notice. Each Lender and CIBC (for itself and not on behalf of any other party) each hereby notifies the Company that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or CIBC, as applicable, to identify the Company in accordance with the Patriot Act.

15.17        INDEMNIFICATION BY THE COMPANY. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, THE COMPANY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF THE ADMINISTRATIVE AGENT AND EACH LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY THE LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF EQUITY INTERESTS, PURCHASE OF ASSETS OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY THE COMPANY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY THE COMPANY OR THE OPERATIONS CONDUCTED THEREON, (D) ANY CLAIM UNDER ENVIRONMENTAL LAW RELATING TO THE COMPANY OR ITS PREDECESSORS AND THE RELEASE OR THREATENED RELEASE OF, OR EXPOSURE TO, ANY HAZARDOUS SUBSTANCE OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF THE LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, THE COMPANY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT. THIS SECTION 15.17 SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

15.18        Nonliability of Lenders. The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Company, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Company to review or inform the Company of any matter in connection with any phase of the Company’s business or operations. The Company agrees that neither the Administrative Agent nor any Lender shall have liability to the Company (whether sounding in tort, contract or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, COMPANY SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY LENDER PARTY, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT, OR THE USE OF THE PROCEEDS THEREOF. NO LENDER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE COMPANY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company and the Lenders.

15.19        FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.20       WAIVER OF JURY TRIAL. THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

15.21       Acknowledgment and Consent to Bail In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising under any Loan Document which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(A)         a reduction in full or in part or cancellation of any such liability;

(B)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C)          variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

15.22        Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree that (a) if a Covered Entity party to such Supported QFC becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation therein or thereunder, and any property rights relating thereto) from such Covered Entity will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime, and (b) if such Covered Entity or a BHC Act Affiliate thereof becomes subject to such a proceeding, Default Rights under the Loan Documents that might otherwise be exercised against such Covered Entity relating to such Supported QFC or any QFC Credit Support are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime.

The following terms shall have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and interpreted in accordance with, 12 C.F.R. § § 252.81, 47.2 or 382.1 as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“U.S. Special Resolution Regimes” means the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(signature pages follow)

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

ANDALUSIAN CREDIT COMPANY, LLC

By:
Name:
Title:

Signature Page to Credit Agreement

CIBC BANK USA, as Administrative Agent, as Issuing Lender and as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share
CIBC Bank USA	$75,000,000	100.000%
TOTAL	$75,000,000	100%

ANNEX B

ADDRESSES FOR NOTICES

ANDALUSIAN CREDIT COMPANY, LLC

c/o Andalusian Credit Partners, LLC

51 John F. Kennedy Parkway

Short Hills, New Jersey 07078

Attention: Terry Olson, Chief Financial Officer

Telephone: [***]

Email: [***]

With a copy to (which shall not constitute notice hereunder):

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036-6797

Attention: Jay R. Alicandri, Esq.

Telephone: [***]

Email: [***]

CIBC BANK USA, as Administrative Agent, Issuing Lender and a Lender

Notices of Borrowing, Conversion, Continuation and Letter of Credit Issuance

120 South LaSalle Street

Chicago, Illinois 60603

Attention: Shanita Griggs

Telephone: [***]

Email: [***]

All Other Notices

120 South LaSalle Street

Chicago, Illinois 60603

Attention: Nick Koziak

Telephone: [***]

Email: [***]

ANNEX C

COLLATERAL ACCOUNTS

[***]

ANNEX D

INSTITUTIONAL INVESTOR CATEGORIES

1.	Pension Funds

2.	Investment Firms

3.	Direct Investment

4.	Fund of Funds

5.	Insurance Company

6.	Mutual Funds

7.	Private Investment Fund

8.	Real Estate Investment Fund Philanthropy & Agencies

9.	Economic Development Agency

10.	Endowment

11.	University

12.	Foundation

13.	Government Agency

14.	Sovereign Wealth Fund Advisors

15.	Discretionary Advisor

16.	Investment Advisor

17.	Money Management Firm

18.	Wealth Management Firm Other Institutional Partners

19.	Banks and Non-Banks

20.	Corporation

SCHEDULE 9.3

Company

(i)  Name and principal office, chief executive office and principal place of business of Company:

Andalusian Credit Company, LLC

c/o Andalusian Credit Partners, LLC

51 John F. Kennedy Parkway

Short Hills, New Jersey 07078

(ii)  State of incorporation of Company:  Delaware

(iii) Trade names of Company: ACCC, LLC

SCHEDULE 9.18

Capital Commitments and Capital Contributions

[Attached]

EXHIBIT A

FORM OF

NOTE

_______, 20__

Chicago, Illinois

The undersigned, for value received, promises to pay ______________ (the “Lender”) at the principal office of CIBC Bank USA (the “Administrative Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of February 12, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among, inter alios, the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

(Signature Page Follows)

ANDALUSIAN CREDIT COMPANY, LLC

By:
Name:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To:          CIBC Bank USA, as Administrative Agent

Please refer to the Credit Agreement dated as of February 12, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Andalusian Credit Company, LLC (the “Company”), CIBC Bank USA, as Administrative Agent and the other parties from time to time party thereto. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.	Reports. Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as at _____________, ____ (the “Computation Date”), which report fairly presents in accordance with GAAP the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of, and for the applicable period ending on, the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.	Defaulting Investors. To the Company’s knowledge, below is a list of Defaulting Investors and their unfunded Capital Commitments:

1.              [______]

III.	No Default. The Company certifies and warrants to you that no Event of Default or Unmatured Event of Default has occurred and is continuing on the date hereof.

The Company has caused this Certificate to be executed and delivered on its behalf by a duly authorized signatory on _________, ____.

ANDALUSIAN CREDIT COMPANY, LLC

By:
Name:
Title:

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

To:          CIBC Bank USA, as Administrative Agent

Please refer to the Credit Agreement dated as of February 12, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Andalusian Credit Company, LLC (the “Company”), CIBC Bank USA, as Administrative Agent and the other parties from time to time party thereto. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The Company hereby certifies and warrants to the Administrative Agent that at the close of business on ______________, ____, the Borrowing Base [was][is] $_____________, computed as set forth on the Schedule A attached hereto and such Schedule is true and correct in all material respects.

The undersigned has caused this Certificate to be executed and delivered on its behalf by a duly authorized signatory on _________, ____.

ANDALUSIAN CREDIT COMPANY, LLC

By:
Name:
Title:

SCHEDULE A TO BORROWING BASE CERTIFICATE

Dated as of [_________________]

1.	Aggregate unfunded Capital Commitments of Rated Institutional Investors (excluding any Defaulting Investors)	$_________

2.	Item 1 multiplied by 85%	$_________

3.	Aggregate unfunded Capital Commitments of Non-Rated Institutional Investors (excluding any Defaulting Investors)	$_________

4.	Item 3 multiplied by 75%	$_________

5.	Aggregate unfunded Capital Commitments of Individual Investors (excluding any Defaulting Investors and any Threshold Individual Investors)	$_________

6.	Item 5 multiplied by 35%	$_________

7.	Aggregate unfunded Capital Commitments of Threshold Individual Investors (excluding any Defaulting Investors and any non-Threshold Individual Investors)	$_________

8.	Item 7 multiplied by 50%	$_________

9.	Sum of Item 2, Item 4, Item 6 and Item 8	$_________

10.	Revolving Outstandings (includes Stated Amount of Letters of Credit)	$_________

11.	Revolving Commitment	$_________

12.	Revolving Loan Availability (Lesser of Item 9 and Item 11)	$_________

13.	Required Prepayment (Excess of Item 10 over Item 9)(Excess of Item 10 over Item 11)	$_________

EXHIBIT D

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE (as from time to time amended, modified, restated, amended and restated, supplemented and in effect, this “Assignment and Acceptance”) is entered into as of [__________] by and between [__________] (“Assignor”) and [__________] (“Assignee”). Reference is made to the Credit Agreement dated as of February 12, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Andalusian Credit Company, LLC (the “Company”), CIBC Bank USA, as Administrative Agent and the other parties from time to time party thereto (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1.       Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on Schedule 1 hereto, in and to Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2.       Assignor (i) represents that as of the date hereof, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim or security interest, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or any other Person or the performance or observance by the Company of its obligations under the Credit Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.

3.       Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 10.18 and 10.19 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (iii) agrees that it will, independently and without reliance upon Administrative Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Assignment and Acceptance it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; and (vii) it shall deliver all tax forms required by Section 7.6 of the Credit Agreement.

4.       The effective date for this Assignment and Acceptance shall be as set forth on the Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent for acceptance and recording by Administrative Agent pursuant to the Credit Agreement.

5.       Upon such acceptance and recording in the Register, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6.       Upon such acceptance and recording in the Register, from and after the Effective Date, Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Administrative Agent or with respect to the making of this assignment directly between themselves.

7.       THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed and delivered as of the date first written above.

ASSIGNOR:

[______________________]

By:
Title:

ASSIGNEE:

[______________________]

By:
Title:

Accepted:

CIBC BANK USA
as Administrative Agent [and Issuing Lender][1]

By:
Title:

1 Insert separate signature block for Issuing Lender if Issuing Lender is not CIBC.

[Consented to and][2] Accepted:

ANDALUSIAN CREDIT COMPANY, LLC

By:
Title:

2 To be added only if the consent of the Company is required by the terms of the Credit Agreement.

EXHIBIT E

FORM OF NOTICE OF BORROWING

To: CIBC Bank USA, as Administrative Agent

Please refer to the Credit Agreement dated as of February 12, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Andalusian Credit Company, LLC (the “Company”), CIBC Bank USA, as Administrative Agent and the other parties from time to time party thereto. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)       The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.

(ii)      The aggregate amount of the proposed borrowing is $______________.

(iii)     The type of Loans comprising the proposed borrowing are [Base Rate] [SOFR] Loans.

(iv)     The duration of the Term SOFR Interest Period for each SOFR Loan bearing interest based on Term SOFR made as part of the proposed borrowing, if applicable, is one month.

[This notice will serve as our request and authorization for you to fund the amounts to the parties and accounts set forth on Exhibit A hereto.] [Note: Attach Exhibit A if third party disbursements are requested.]

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement (except to the extent qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects).

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

The undersigned Company has caused this Notice of Borrowing to be executed and delivered by its director or authorized signatory as of the date first written above.

ANDALUSIAN CREDIT COMPANY, LLC

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:        CIBC Bank USA, as Administrative Agent

Please refer to the Credit Agreement dated as of February 12, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Andalusian Credit Company, LLC (the “Company”), CIBC Bank USA, as Administrative Agent, and the other parties from time to time party thereto. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3(b) of the Credit Agreement, of its request to:

[(a)     on [ date ] convert $[________]of the aggregate outstanding principal amount of the Loans, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a SOFR Loan, having a Term SOFR Interest Period of one month];]

[(b)     on [ date ] continue $[________] of the aggregate outstanding principal amount of the Loans, bearing interest based on Term SOFR, as a SOFR Loan having a Term SOFR Interest Period of one month].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2.1 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its director or authorized signatory on ___________, ______.

ANDALUSIAN CREDIT COMPANY, LLC

By:
Name:
Title:

EXHIBIT G

FORM OF SUBSCRIPTION AGREEMENT

[Attached]